UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Cantel Medical Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 19, 2018

The Annual Meeting of Stockholders of Cantel Medical Corp. will be held on Wednesday, December 19, 2018 at 9:30 a.m., Eastern Standard Time, at Loews Regency New York Hotel, 540 Park Avenue, New York, New York. We are holding the Annual Meeting to:

1.	Elect as directors the ten (10) nominees named in the attached Proxy Statement (Proposal 1);

2.	Conduct an advisory vote on the compensation of the Company’s Named Executive Officers (Proposal 2);

3.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2019 (Proposal 3); and

4.	Transact such other business as may properly be brought before the meeting.

The record date for the Annual Meeting is October 31, 2018. Only our stockholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of our Annual Report to Stockholders for the fiscal year ended July 31, 2018 is being mailed with this Proxy Statement.

You are invited to attend the Annual Meeting. Your vote is very important. Whether or not you plan to attend the meeting, we hope that you will read the proxy statement and vote your proxy by telephone, via the Internet or by requesting a printed copy of the proxy materials and completing, signing, and returning the proxy card enclosed therein in order that your vote can be recorded.

By the order of the Board of Directors

Eric W. Nodiff
Corporate Secretary
Little Falls, New Jersey
November 15, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to Be Held on December 19, 2018.

This Proxy Statement and the Company’s Annual Report are all available free of charge at www.proxyvote.com.

Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

PROXY STATEMENT

Cantel Medical Corp. (we, us, our, Cantel or the Company) are providing these proxy materials in connection with the solicitation by our Board of Directors (the Board) of proxies to be voted at our 2018 Annual Meeting of Stockholders to be held on Wednesday, December 19, 2018 beginning at 9:30 a.m. Eastern Standard Time at Loews Regency New York Hotel, 540 Park Avenue, New York, New York and at any adjournments thereof. This Proxy Statement is being sent to stockholders on or about November 15, 2018. You should review this information together with our 2018 Annual Report to Stockholders, which accompanies this Proxy Statement.

Information about the Annual Meeting

Q: Why did you send me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at our 2018 Annual Meeting of Stockholders (the meeting) to be held on Wednesday, December 19, 2018, or any adjournments of the meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q: Who can vote at the meeting?

A: Only stockholders of record as of the close of business on October 31, 2018 are entitled to vote at the meeting. On that date, there were 41,721,316 shares of our common stock (each, a share) outstanding and entitled to vote.

Q: How many shares must be present to conduct the meeting?

A: We must have a “quorum” present in person or by proxy to hold the meeting. A quorum is a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the meeting?

A: Three proposals are scheduled for a vote:

●	Election as directors of the ten nominees named in this Proxy Statement, to serve until the first Annual Meeting of Stockholders following the fiscal year ending July 31, 2019 (fiscal year 2019);

●	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers; and

●	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019.

As of the date of this Proxy Statement, these three proposals are the only matters that our Board intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote:

●	FOR the election of each of the nominees for director named in this Proxy Statement;

●	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers; and

●	FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019.

Q: How do I vote before the meeting?

A: You may vote your shares by mail by filling in, signing and returning the enclosed proxy card. For your convenience, you may also vote your shares by telephone and Internet by following the instructions on the enclosed proxy card. If you vote by telephone or via the Internet, you do not need to return your proxy card.

With respect to the election of directors, you may vote “FOR” or “AGAINST” or abstain from voting with respect to each nominee. Similarly, for the approval of all other matters, you may vote “FOR” or “AGAINST” or abstain from voting.

Q: May I vote at the meeting?

A: Yes, you may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting in person. For information on how to obtain directions to the meeting, please contact us at (973) 890-7220.

Q: How do I vote if my broker holds my shares in “street name”?

A: If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote shares held beneficially in street name, please refer to the voting instruction card provided by your broker.

Q: What should I do if I receive more than one set of proxy materials?

A: You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q: How many votes do I have?

A: Each share that you own as of the close of business on October 31, 2018 entitles you to one vote on each matter voted upon at the meeting. As of the close of business on October 31, 2018, there were 41,721,316 shares outstanding.

Q: May I change my vote?

A: Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. You may change your vote prior to the meeting by executing a valid proxy bearing a later date and delivering it to us prior to the meeting at Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Secretary. You may withdraw your vote at the meeting and vote in person by giving written notice to our Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Secretary at the above address.

Q: How are my shares voted if I submit a proxy but do not specify how I want to vote?

A: If you submit a properly executed proxy card, the persons named in the proxy card (or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is:

●	FOR the election of each of the nominees for director named in this Proxy Statement;

●	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers; and

●	FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019.

Q: What is a broker non-vote?

A: If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE). If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the proposal to ratify the selection of Deloitte & Touche LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote on executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your proxy card to your broker, bank or other nominee and contact the person responsible for your account to ensure that a proxy card is voted on your behalf.

Q: What vote is required to elect directors?

A: Under our By-laws and our Corporate Governance Guidelines, nominees for director must be elected by a majority of the votes cast in uncontested elections, such as the election of directors at the meeting. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions and broker non-votes are not counted as votes “FOR” or “AGAINST” a director nominee and therefore have no impact on the outcome of director elections. Any nominee who does not receive a majority of votes cast “FOR” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. Our Board’s Nominating and Governance Committee (Nominating Committee) would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to publicly disclose its decision. In a contested election, the required vote would be a plurality of votes cast.

Q: What happens in an uncontested election if an incumbent director does not receive enough votes to be elected?

A: Pursuant to our Corporate Governance Guidelines, each director who fails to receive the required number of votes cast for his or her re-election is required to tender his or her resignation to the Board. Such resignation is subject to acceptance by the Board. In order to ensure that the Company always has a fully functioning Board, if an incumbent director fails to receive the required number of votes cast, he or she continues as a director. The Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation to the Board for prompt consideration. The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will make its decision public as soon as practicable following the meeting.

Q: What vote is required to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers?

A: This matter is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. Since it is an advisory vote, the provisions of our By-laws regarding the vote required to “approve” a proposal are not applicable to this matter. In order to be approved on an advisory basis, this proposal must receive the “FOR” vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote on the matter. Abstentions will not be counted as votes cast and, therefore, have no effect on the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Q: What vote is required to ratify the selection of Deloitte & Touche LLP as Cantel’s independent registered public accounting firm for fiscal year 2019?

A: For approval of this proposal, the proposal must receive the “FOR” vote of a majority of the votes cast by stockholders present in person or by proxy and entitled to vote on the matter. Because this proposal is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal, there will be no broker non-votes with respect to this proposal. Abstentions will not be counted as votes cast and, therefore, have no effect on the proposal.

Q: Who will count the votes?

A: Votes will be counted by an independent inspector of election appointed by the Company.

Q: Who pays for the solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Q: How can I find out the results of the voting at the meeting?

A: We will announce preliminary results at the meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (SEC) on a Current Report on Form 8-K within four business days after the meeting.

Q: What is “householding” and how does it work?

A: The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to Cantel Medical Corp., 150 Clove Road, Little Falls, New Jersey 07424, Attn: Secretary, or by calling us at (973) 890-7220. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the notices of stockholder meetings and related proxy statements to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the notices of stockholder meetings and proxy statements, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address, who are currently receiving multiple copies of the notice of stockholders meetings and proxy statements and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Director and Officer Owners

The table below shows the number of shares of our common stock beneficially owned as of the close of business on October 31, 2018 by each of our current directors and nominees for director, and each Named Executive Officer listed in the 2018 Summary Compensation Table below, as well as the number of shares beneficially owned by all of our directors and current executive officers as a group. The table and footnotes also include information about stock options held by directors and executive officers under the Company’s 2006 Equity Incentive Plan (2006 Plan) and 2016 Equity Incentive Plan (2016 Equity Plan).

Beneficial Owners	Number of Shares(1)	Options Currently Exercisable or Exercisable Within 60 Days	Total Beneficial Ownership(2)	Percent of Class
Alan R. Batkin	54,225	—	54,225	*
Ann E. Berman	6,299	—	6,299	*
Peter G. Clifford	11,006	—	11,006	*
Charles M. Diker(3)	4,170,849	40,000	4,210,849	10.1%
Mark N. Diker(4)	423,398	—	423,398	1.0%
Anthony B. Evnin	6,272	—	6,272	*
Laura L. Forese	4,210	—	4,210	*
George L. Fotiades	94,320	—	94,320	*
Jorgen B. Hansen	38,891	—	38,891	*
Ronnie Myers	1,797	—	1,797	*
Eric W. Nodiff	31,162	—	31,162	*
Peter J. Pronovost	20,322	—	20,322	*
Seth M. Yellin	20,246	—	20,246	*
All Directors, Nominees for Director, and Executive Officers as a group (16 persons)(5)	4,842,404	40,000	4,882,404	11.7%

*	Represents beneficial ownership of less than one percent (1%).

(1)
Includes unvested restricted stock awards (RSAs) for which the named person has voting rights. Excludes unvested restricted stock units (RSUs) for which the named person does not have voting or disposition rights within 60 days from October 31, 2018.

(2)
Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from October 31, 2018 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from October 31, 2018 have been exercised.

(3)
Includes an aggregate of 1,156,570 shares for which Mr. Diker may be deemed to be the beneficial owner comprised of (i) 452,238 shares owned by Mr. Diker’s wife, (ii) 108,271 shares owned by trusts for the benefit of Mr. Diker’s children, (iii) 86,494 shares held in accounts for Mr. Diker’s grandchildren over which he exercises investment discretion (including 47,724 shares disclosed in the chart above as beneficially owned by Mark N. Diker), (iv) 29,430 shares held by the DicoGroup, Inc., a corporation of which Mr. Diker serves as Chairman of the Board, (v) 190,321 shares owned by a non-profit corporation of which Mr. Diker and his wife are the principal officers and directors, and (vi) 289,816 shares held in certain other trading accounts over which Mr. Diker exercises investment discretion.

(4)	Includes an aggregate of 47,724 shares owned by a trust for the benefit of his children for which Mr. Diker may be deemed to be the beneficial owner.
(5)
Includes those shares set forth in footnotes (3) and (4) above (but without double counting the 47,724 shares beneficially owned by both Charles M. Diker and Mark N. Diker disclosed in footnotes (3) and (4) above).

Beneficial Owners

Based on filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (Exchange Act), as of October 31, 2018, the only persons known by us to be the beneficial owner of more than 5% of our common stock was as follows:

Name	Address	Number of Shares	Percent of Class
BlackRock, Inc.	55 East 52nd Street New York, NY 10055	4,753,693(1)	11.4%
Brown Capital Management, LLC	1201 N. Calvert Street Baltimore, MD 21202	3,580,500(2)	8.6%
Charles M. Diker	150 Clove Road Little Falls, NJ 07424	4,210,849(3)	10.1%
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	3,325,447(4)	8.0%

(1)	This information is based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 19, 2018.
(2)	This information is based solely on a Schedule 13G/A filed by Brown Capital Management, LLC with the SEC on February 14, 2018.
(3)	See Footnote 3 under table of Director and Officer Owners above.
(4)	This information is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 8, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the SEC. Based on a review of our records and other information, we believe that during the fiscal year ended July 31, 2018 (fiscal year 2018), our executive officers and directors and all persons holding more than 10% of our common stock timely filed all such Section 16(a) reports except as described herein. On July 31, 2017, 875 restricted shares were granted to Ann E. Berman who was required to file a Form 4 to report such acquisition within two business days of the grant. The Form 4 was filed on August 1, 2017, but incorrectly reported the transaction and an amendment to such Form 4 was filed on November 13, 2018. On October 10, 2017, Seth M. Yellin had 1,252 shares withheld by the Company to fulfill income tax obligations on the vesting of a RSA for which a Form 4 was required to be filed within two business days of the withholding. The Form 4 was filed on October 13, 2017. On October 18, 2017, Charles M. Diker had 613 shares withheld by the Company to fulfill income tax obligations on the vesting of a RSA for which a Form 4 was required to be filed within two business days of the withholding. The Form 4 was filed on November 3, 2017. On March 23, 2018, Peter G. Clifford had 804 shares withheld by the Company to fulfill income tax obligations on the vesting of a RSA for which a Form 4 was required to be filed within two business days of the withholding. The Form 4 was filed on March 28, 2018. On April 10, 2018, Ronnie Myers sold 200 shares in an open market transaction and was required to file a Form 4 to report such disposition within two business days of the sale. The Form 4 was filed on April 30, 2018. On July 31, 2018, 712 restricted shares were granted to Anthony B. Evnin who was required to file a Form 4 to report such acquisition within two business days of the grant. The Form 4 was filed on August 10, 2018.

PROPOSAL 1

ELECTION OF DIRECTORS

Our entire Board is elected each year at the Annual Meeting of Stockholders. The Board is currently comprised of ten members. All of the nominees listed below are incumbent directors. The nomination of each nominee to serve for a one-year term was recommended by our Nominating Committee and approved by the Board. The ten nominees include seven independent directors as defined in the NYSE rules and regulations.

A majority of the votes cast is required for the election of directors in an uncontested election (which is the case for the election of directors at the meeting). A majority of the votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Our Corporate Governance Guidelines contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast. Each nominee elected as a director will continue in office until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or retirement. Each person nominated has agreed to serve if elected.

The persons named as proxies intend to vote the proxies “FOR” the election of each of the nominees unless you indicate on the proxy card that your vote should be against or abstain from voting with respect to any of the nominees. If for some reason any director nominee is unable to serve, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise on the proxy card, the proxies will be voted in favor of the remaining nominees.

Director Nominees at a Glance

The following persons have been nominated as directors:

Name and Principal Occupation or Position	Age	Has Been a Director Since
Alan R. Batkin

Chairman and Chief Executive Officer (CEO) of Converse Associates, Inc., a strategic advisory firm, since January 2013. From February 2007 until December 2012, Mr. Batkin served as Vice Chairman of Eton Park Capital Management, L.P., an investment firm. For more than five years prior thereto, Mr. Batkin served as Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. He is also a director of Omnicom Group, Inc. (NYSE), a global marketing and corporate communications company, and Pattern Energy Group, Inc. (Nasdaq), an independent power company. We believe that Mr. Batkin’s specific banking, consulting and directorial experience described above qualifies him for service on the Board.

	74	2004

Name and Principal Occupation or Position	Age	Has Been a Director Since
Ann E. Berman

From October 1994 through June 2009, Ms. Berman served in various financial and risk management capacities at Harvard University, most recently (commencing April 2006) as senior advisor to the president of Harvard University and prior thereto as Vice President of Finance and Chief Financial Officer (CFO). Ms. Berman is a certified public accountant (CPA), and is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include: a commercial property-casualty insurer; an offshore drilling company; a natural gas transportation and storage company; a luxury lodging company; and a packaging solutions company; and Eaton Vance Corporation, an investment manager. We believe that Ms. Berman’s accounting and financial management expertise, service as an audit committee member and chair of other public companies, and depth of experience in risk management qualify her for service on the Board.
	66	2011
Charles M. Diker

Chairman of the Board since 1986 and a member of the Office of the Chairman since April 2008. Mr. Diker was responsible for the Company’s transitioning into infection prevention. He has also served as Chairman and co-founder of Diker Management LLC, a registered investment adviser investing in innovative small cap growth companies across technology, consumer, industrial and healthcare industries. He is also a director of Loews Corporation (NYSE), a holding company whose subsidiaries include: a commercial property-casualty insurer; an offshore drilling company; a natural gas transportation and storage company; a luxury lodging company; and a packaging solutions company. Previously, Mr. Diker was a director of six NYSE-listed companies and two additional companies on the Nasdaq.  We believe that Mr. Diker’s thirty-three years of service as Chairman and a director of Cantel, knowledge of the Company’s business and his strong strategic vision for the Company qualify him to serve on the Board.
	83	1985
Mark N. Diker

CEO and co-founder of Diker Management LLC, a registered investment adviser investing in innovative small cap growth companies across technology, consumer, industrial and healthcare industries.  Mr. Diker was also a co-founding partner of Arsenal Capital Partners, a middle-market private equity firm making control investments in healthcare and industrial companies.  Prior, Mr. Diker was a general partner at Geocapital Partners, a venture capital firm where he focused on investing in software, e-commerce, and business service growth stage companies, and held board positions of several private companies and one public company.  Mr. Diker also worked for Bankers Trust Company in project finance and equity derivatives as a Vice President, stationed in Japan.  We believe that Mr. Diker’s experience in business strategy, capital markets, information technology, and investment-related matters qualifies him to serve on the Board.
	52	2007

Name and Principal Occupation or Position	Age	Has Been a Director Since
Anthony B. Evnin

Partner, Venrock, a venture capital firm, since 1975. Mr. Evnin currently serves on the Board of Directors of AVEO Pharmaceuticals, Inc. (Nasdaq), Constellation Pharmaceuticals, Inc. (Nasdaq), and Infinity Pharmaceuticals, Inc. (Nasdaq) as well as on the Board of two private companies. He was formerly a Director of over 35 companies, both public and private, in the life sciences area, including Juno Therapeutics, Inc. (Nasdaq). He is a Member of the Boards of Overseers and Managers of Memorial Sloan Kettering Cancer Center, a Trustee of The Jackson Laboratory, a Director of the New York Genome Center, a Member of the Board of Directors of the Albert and Mary Lasker Foundation, a Trustee Emeritus of Princeton University, and a Trustee Emeritus of The Rockefeller University. We believe that Mr. Evnin’s long time experience in the healthcare and life sciences area qualifies him to serve on the Board.
	77	2017
Laura L. Forese

Executive Vice President and Chief Operating Officer (COO) of NewYork-Presbyterian, a comprehensive academic health care delivery system in collaboration with two renowned medical schools, Weill Cornell Medicine and Columbia University College of Physicians & Surgeons. NewYork-Presbyterian includes academic medical centers, regional hospitals, employed and affiliated physician practices and ambulatory and post-acute facilities. Dr. Forese is responsible for all enterprise operations, risk management, and strategy and execution of acquisitions and partnerships. She is also chairwoman of the board of directors of NIH Clinical Center, the nation’s premier hospital devoted to clinical research. Dr. Forese was President of NYP Healthcare System (now subsumed into NewYork-Presbyterian) from 2013 to 2015 and Group SVP and COO NYP/Weill Cornell from 2011 to 2015. We believe that Dr. Forese’s experience as a hospital executive, faculty member and practicing physician in one of the largest health care enterprises in the United States, as well as her depth of experience in risk management, qualifies her to serve on the Board.
	57	2015
George L. Fotiades

Operating Partner at Five Arrows Capital Partners (Rothschild Merchant Banking), since April 2017. From April 2007 through April 2017, Mr. Fotiades was a Partner, Healthcare investments at Diamond Castle Holdings, LLC, a private equity firm. For more than five years prior thereto, he served as President and COO of Cardinal Health, Inc., a leading provider of healthcare products and services. Prior to that position, he served as President and CEO of Cardinal Health, Inc.’s Pharmaceutical Technologies and Services segment, as well as in a variety of executive roles, including president of Warner-Lambert’s consumer healthcare business and senior positions at Bristol-Myers Squibb, Wyeth and Procter & Gamble.  Mr. Fotiades is also a director of Prologis, Inc. (NYSE), a leading owner, operator and developer of industrial real estate, and Chairman of the Board of AptarGroup Inc. (NYSE), a leader in the global dispensing systems industry. He has served as Vice Chairman of the Board of Cantel and a non-executive member of the Office of the Chairman since April 2008. We believe that Mr. Fotiades’ extensive experience in executive management of global operations, strategic planning, and sales and marketing, particularly in the healthcare industry, qualifies him to serve on the Board.

	65	2008

Name and Principal Occupation or Position	Age	Has Been a Director Since
Jorgen B. Hansen

CEO and member of the Office of the Chairman of the Company since August 2016. Mr. Hansen has also served as President of the Company since November 2014. Prior thereto, from November 2012 to July 2016, he served as COO of the Company, and from November 2012 to November 2014, he served as Executive Vice President of the Company. He also served as President and CEO of Medivators Inc., a subsidiary of the Company from November 2012 to July 2015. Prior to joining the Company, Mr. Hansen had global leadership positions with increasing responsibility within the healthcare and medical devices industry for over fifteen years. Most recently, he was Senior Vice President, Global Marketing, Business Development, Science and Innovation for ConvaTec Corp. We believe that Mr. Hansen’s detailed knowledge of the Company’s business and operations, his current service as President and CEO of the Company, his past service as COO of the Company and CEO of Medivators Inc., and his experience in international healthcare-related markets qualify him to serve on the Board.
	51	2016
Ronnie Myers

Dean of the Touro College of Dental Medicine at New York Medical College since July 2017, previously having served as Senior Associate Dean for Academic and Administrative Affairs since June 2016. From January 2011 to June 2012 and then again from August 2013 to May 2016, Dr. Myers served as Vice Dean for Administration of Columbia University College of Dental Medicine. He served as Interim Dean of Columbia University College of Dental Medicine from July 2012 to July 2013 and Associate Dean for Clinical Affairs from 1997-2010.  Dr. Myers maintained a private practice in general dentistry for 36 years and currently delivers lectures on the topic of infection prevention in the field of dentistry. We believe that Dr. Myers’ experience in dentistry and infection prevention, coupled with his practical experience, qualify him to serve on the Board.
	66	2016
Peter J. Pronovost

Chief Clinical Transformation Officer, University Hospitals since October 2018.  Prior to that, beginning in January 2018, Dr. Pronovost served UnitedHealth Group Incorporated as its Senior Vice President for Clinical Strategy and then as its Chief Medical Officer.  Previously, Dr. Pronovost was professor of anesthesiology and critical care medicine, surgery, nursing, health policy and management, engineering, and business at the Johns Hopkins University School of Medicine, where he had served since July 2011. He is a practicing critical care physician who is dedicated to finding ways to make hospitals and healthcare safer for patients. In June 2011, he was named director of the new Armstrong Institute for Patient Safety and Quality at Johns Hopkins, as well as Johns Hopkins Medicine’s senior vice president for patient safety and quality.  Dr. Pronovost is also a member of the Institute of Medicine-National Academy of Science.  In 2008 he was named one of Time magazine’s 100 most influential people in the world for his work in improving healthcare safety.   He is a lecturer and author in the fields of patient safety and healthcare management.   Additionally, Dr. Pronovost is a researcher centered on improving the quality of care. Previously, from January 2010 to June 2015, Dr. Pronovost served as a director of the Company.  We believe that Dr. Pronovost’s position as a world renowned leader of patient safety and quality qualifies him to serve on the Board.
	53	2017

The Board recommends that you vote “FOR” the election of each of the ten nominees.

CORPORATE GOVERNANCE

We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct and Ethics; Executive Compensation Clawback Policy

All of our directors and employees, including our CEO, CFO, all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct and Ethics. You can access our Code of Business Conduct and Ethics by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com. The Code of Business Conduct and Ethics is also available without charge in print to any requesting stockholder. We post amendments to, and waivers of, our Code of Business Conduct and Ethics, as applicable, on our website.

We have an Executive Compensation Clawback Policy under which a designated officer of the Company, if found to have engaged in misconduct causing a restatement of financial statements, could have a portion of his or her compensation recovered by the Company to the extent of the benefit received by such officer based on the financial statements that were restated. You can access our Executive Compensation Clawback Policy by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.

Corporate Governance Guidelines

Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating Committee and the Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. You can access our Corporate Governance Guidelines by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com. The Corporate Governance Guidelines are also available without charge in print to any requesting stockholder.

Certain Relationships and Related Person Transactions

Our Corporate Governance Guidelines address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, any related person transaction that would require disclosure by us under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, including those with respect to a director, a nominee for director or an executive officer, must be reviewed and approved or ratified by the Nominating Committee, excluding any director(s) interested in such transaction. Any such related person transactions will only be approved or ratified if the Nominating Committee determines that such transaction will not impair the involved person(s)’ service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

Mark N. Diker, our Chairman’s son, has served as a director of Cantel since October 18, 2007. Because of such family relationship, he is not treated as an independent director. During fiscal year 2018, as with our other non-employee directors, Mr. Mark Diker received compensation of $50,000 and was awarded 712 RSUs under the 2016 Equity Plan in connection with his directorship at Cantel.

Other than compensation paid to our executive officers and directors and disclosed in this Proxy Statement or otherwise approved by our Compensation Committee or Board, we did not engage in any related person transactions in fiscal year 2018.

BOARD MATTERS; COMMITTEES

Board Meetings and Attendance of Directors

The Board held six meetings, four regular meetings and two special meetings, during fiscal year 2018. During fiscal year 2018, each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he or she served. Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All ten individuals then serving as members of the Board attended our last Annual Meeting of Stockholders.

Director Independence

In determining independence pursuant to NYSE standards, each year the Board affirmatively determines whether directors have a direct or indirect material relationship with the Company that may interfere with their ability to exercise their independence from the Company. When assessing the materiality of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The Board has affirmatively determined that the following seven directors have no material relationship with us and are independent within the meaning of Rule 10A-3 of the Exchange Act and within the NYSE definition of "independence": Alan R. Batkin, Ann E. Berman, Anthony B. Evnin, Laura L. Forese, George L. Fotiades, Ronnie Myers and Peter J. Pronovost. Our Board has also concluded that none of these directors possessed the objective relationships set forth in the NYSE listing standards that prevent independence. None of our independent directors has any relationship with the Company other than his or her service as a director and on committees of the Board. Independent directors receive no compensation from us for service on the Board or the Committees other than directors’ fees and equity grants under our 2016 Equity Plan.

Executive Sessions; Presiding Director

As required by the NYSE listing standards, our non-management directors meet in executive sessions at which only non-management directors are present.  Such meetings are held following every regular meeting of the board of directors. Meetings of non-management directors are generally followed by meetings of the independent directors. Mr. Batkin serves as the presiding independent director (Presiding Director) and is the chairperson for all non-management and independent director meetings. He has been selected by our non-management directors to serve in such position each year since December 2004. In addition, Mr. Fotiades, in his capacity as Vice Chairman of the Board, performs certain responsibilities sometimes attributable to a lead director, particularly with respect to helping build and maintain a productive relationship between the Chairman and the CEO, as well as the Board and the CEO.

Communications with Directors; Hotline

You may contact the entire Board, any Committee, the Presiding Director or any other non-management directors as a group or any individual director by visiting www.cantelmedical.alertline.com, or by calling our toll-free Hotline at 1-800-826-6762 (for calls originated within the United States or Canada). For calls originated within France, the toll-free Hotline number is 0800-900240. For calls originated within Germany, the toll-free Hotline number is 0800-182-3246.  For calls originated outside the United States, Canada, France and Germany, the toll-free Hotline number is 1-800-714-4152.  Please visit our website identified below or the AT&T website http://www.business.att.com/bt/access.jsp for international access codes required for calls originated outside the United States and Canada. An outside vendor collects all reports or complaints and delivers them to our General Counsel, who, in appropriate cases, forwards them to the Audit Committee and/or the appropriate director or group of directors or member of management. You are also welcome to communicate directly with the Board at the meeting. Additional information regarding the Hotline can be found by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.

Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. All members of the Audit Committee, the Compensation Committee, and the Nominating Committee are independent directors within the definition in the NYSE listing standards and Rule 10A-3 of the Exchange Act. Each of the Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by us. The Board-approved charters of each of the Committees can be found by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com or (free of charge) by sending a written request to Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Secretary.

Audit Committee. The Audit Committee is composed of Ms. Berman (Chair) and Messrs. Batkin and Fotiades. All of the Audit Committee members are financially literate, and at least one member has accounting and financial management expertise. The Board has determined that Ms. Berman qualifies as an “audit committee financial expert” for purposes of the federal securities laws. Ms. Berman developed such qualifications through her skills as a CPA and her service as a Vice President of Finance and CFO of Harvard University.

The Audit Committee performs the following functions: (1) assisting the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of our internal audit function and independent registered public accounting firm and (2) preparing a report in accordance with the rules of the SEC to be included in our annual proxy statement.

Additionally, the Audit Committee supervises our enterprise risk management committee, which monitors and escalates enterprise level issues, including cybersecurity matters, to the appropriate management levels within our organization and to members of our Board of Directors as appropriate.  The Audit Committee receives regular reports from both the enterprise risk management committee and the internal auditor. Matters determined by the enterprise risk management committee to present potential material impacts to our financial results, operations or reputation are immediately reported by management to the chair of our Audit Committee.

The Audit Committee held five meetings during fiscal year 2018, of which four were meetings held prior to the filing of our Quarterly Reports on Form 10-Q or Annual Report on Form 10-K for the primary purpose of reviewing such reports and the quarterly financial closing process.

Compensation Committee. The Compensation Committee is composed of Mr. Batkin (Chair) and Drs. Myers and Forese. The Compensation Committee performs the following functions: (1) discharging the Board’s responsibilities relating to compensation of our executive officers; (2) producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations; and (3) administering our equity incentive plans in accordance with the terms of such plans. The Compensation Committee held five meetings during fiscal year 2018. In discharging its responsibilities, the Compensation Committee, among other things, evaluates the CEO’s performance and determines and approves the CEO’s compensation level based on such evaluation. The Compensation Committee also determines and approves the compensation of other executive officers. The CEO makes recommendations to the Compensation Committee regarding the amount and form of his compensation and the compensation of our other executive officers.

As described further in “Compensation Discussion and Analysis” below, the Compensation Committee retained Frederic W. Cook & Co., Inc. (FW Cook), an independent compensation consultant to provide advice with respect to executive compensation for fiscal year 2018. FW Cook’s primary responsibilities in fiscal year 2018 included identifying our peer group companies, benchmarking the compensation of our CEO and other executive officers, incentive design and facilitating the compensation risk assessment.

Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee during fiscal year 2018 is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related person. During fiscal year 2018, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.

Nominating Committee. The Nominating Committee is composed of Mr. Fotiades (Chairman), Mr. Evnin and Dr. Pronovost. The Nominating Committee performs the following functions: (1) identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (2) developing and recommending to the Board the Corporate Governance Guidelines; (3) overseeing evaluation of the Board and management and (4) reviewing and assessing the compensation paid to members of the Board and its committees. The Nominating Committee held two meetings during fiscal year 2018.

Board Leadership Structure

The CEO and Chairman roles at Cantel are separated between Jorgen B. Hansen and Charles M. Diker, respectively, in recognition of their differing responsibilities. The CEO is responsible for leading the organization’s day-to-day performance, executing the Company’s strategies and ensuring the success of our acquisition program. The Chairman is responsible for advising the CEO, collaborating on acquisitions, and presiding over meetings of the Board. In addition, the Chairman and the CEO have principal responsibility for setting the strategic direction of the Company. Although we do not have a formal policy regarding whether the offices of Chairman and CEO should be separate, our Board believes that the existing leadership structure, with the separation of the Chairman of the Board and CEO roles, enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management. In addition, the Board believes that having a separate Chairman creates an environment that is more conducive to the objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders.

Board Role in Risk Oversight

The Board, through its Audit Committee, is responsible for oversight of the Company’s management of enterprise risks, including cybersecurity.  Cantel’s senior management is responsible for the Company’s risk management process and the day-to-day supervision and mitigation of enterprise risks, as well running its enterprise risk management committee, which is supervised by the Audit Committee. Additional details are set forth above under "Audit Committee."

Management of the Company advises the Audit Committee and Board on areas of material Company risk, including strategic, operational, financial, legal and regulatory risks. We do not believe our Board’s oversight of risk influences our leadership structure, though we believe our leadership structure helps mitigate risk by separating oversight of our day-to-day business from the oversight of our Board.

Selection of Nominees for Election to the Board

The Nominating Committee has established a process for identifying and evaluating nominees for director. Although the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee believes that the process it utilizes to identify and evaluate nominees for director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further our purposes. Any interested person may recommend a nominee by submitting the nomination, together with appropriate biographical information, to the Nominating Committee, c/o Cantel Medical Corp., 150 Clove Road, Little Falls, NJ 07424, Attn: Secretary. All recommended candidates will be considered using the criteria set forth in our Corporate Governance Guidelines.

The Nominating Committee will consider, among other things, the following factors to evaluate recommended nominees: the Board’s current composition, including expertise, diversity, balance of management and non-management directors, independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and company policies or procedures. Although the Board considers diversity as a factor to be considered in identifying and evaluating nominees, it does not have any formal policy with respect to diversity. The Nominating Committee will also consider the general qualifications of potential nominees, including, but not limited to personal integrity; concern for Cantel’s success and welfare; experience at strategy/policy setting level; high-level leadership experience in business or administrative activity; breadth of knowledge about issues affecting Cantel; an ability to work effectively with others; sufficient time to devote to the Company; and freedom from conflicts of interests.

EXECUTIVE OFFICERS OF CANTEL

Name	Age	Position
Charles M. Diker	83	Chairman of the Board and member of Office of the Chairman
Jorgen B. Hansen	51	President, CEO and member of Office of the Chairman
Peter G. Clifford	48	Executive Vice President, CFO and member of Office of the Chairman
Eric W. Nodiff	61	Executive Vice President, General Counsel, Secretary and member of Office of the Chairman
Seth M. Yellin	44	Executive Vice President, Strategy and Corporate Development and member of Office of the Chairman
Dottie Donnelly	57	Senior Vice President and Chief Human Resources Officer
Lawrence Conway	55	Senior Vice President - Business Systems and Procurement
Brian Capone	43	Senior Vice President - Corporate Controller and Chief Accounting Officer

Set forth below is certain biographical information concerning our current executive officers who are not also directors:

Mr. Clifford has served as Executive Vice President and CFO of the Company since March 2015. Prior to joining the Company, Mr. Clifford served in various financial positions with increasing responsibility for over twenty years. For more than five years prior to joining the Company, he was Group Vice President of Operations Finance and Information Technology for IDEX Corporation.

Mr. Nodiff has served as Executive Vice President and General Counsel since November 2014. Prior thereto, from January 2005 through November 2014, he served as Senior Vice President and General Counsel. He has also served as Secretary since January 2009.

Mr. Yellin has served as Executive Vice President, Strategy and Corporate Development of the Company since September 2016. Prior thereto, from March 2013 to September 2016, he served as Senior Vice President – Corporate Development, and from April 2012 through March 2013, he served as Vice President – Corporate Development. From January 2011 through January 2012, Mr. Yellin was an analyst in the Medical Devices & Life Science Tools segment of Citadel Asset Management.

Ms. Donnelly has served as Senior Vice President and Chief Human Resources Officer of the Company since January 2017.  Prior to joining the Company, she served as the Head of Organizational Performance at Bristol-Myers Squibb from October 2014 until January 2017. From April 2012 to October 2014, Ms. Donnelly served in various positions at Merck including Head of Global Talent Management and Chief Diversity Officer. Earlier in her career, Ms. Donnelly had almost 20 years at Johnson and Johnson in a variety of executive roles including Worldwide Vice President Human Resources at Ethicon, Inc.

Mr. Conway was appointed Senior Vice President - Business Systems and Procurement of the Company in November 2017, having served as Vice President - Business Systems and Procurement since September 2013 and as an independent consultant of the Company since May 2013.  For more than 10 years prior to joining, Mr. Conway served in various management positions at Convatec, most recently as Vice President and General Manager Ostomy Care.

Mr. Capone was appointed Senior Vice President, Corporate Controller and Chief Accounting Officer in October 2018, having previously served as Vice President, Chief Accounting Officer and Vice President, Corporate Controller for the Company since April 2017.  Prior to joining the Company, Mr. Capone served as the Assistant Corporate Controller for Stryker Corporation from October 2014 to April 2017, and Director, External Financial Reporting and Technical Accounting for Quest Diagnostics Incorporated from March 2012 to October 2014.  Prior to those roles, Mr. Capone served in various financial reporting roles at  Genzyme Corporation and CVS Health Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and program, the compensation decisions made under this program and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our “Named Executive Officers” (NEOs) for fiscal year 2018, who were:

●	Charles M. Diker - Chairman of the Board
●	Jorgen B. Hansen - President and CEO
●	Peter G. Clifford - Executive Vice President and CFO
●	Eric W. Nodiff - Executive Vice President, General Counsel and Secretary
●	Seth M. Yellin - Executive Vice President, Strategy and Corporate Development

All of the NEOs served as members of the Office of the Chairman through July 31, 2018.

➢	Fiscal Year 2018 Performance Highlights

Fiscal year 2018 was a very successful year for the Company as we continued to improve key financial performance metrics. We delivered record top and bottom line performance and improved cash flows, while investing strategically in the business and closing two acquisitions. Performance highlights included the following:

●	Net sales increased by 13.2% to a record $871.9 million from $770.2 million.
●	Net income under generally accepted accounting principles (GAAP) increased by 27.5% to $91.0 million from $71.4 million.
●	Diluted EPS increased by 27.6% to $2.18 from $1.71.
●	Non-GAAP diluted EPS increased by 20.6% to $2.51 from $2.08.

➢	Executive Compensation Program Best Practices

Our Compensation Committee believes that a strong foundation for our compensation program is necessary to execute our executive compensation philosophy effectively. The following best practices serve as the foundation for our executive compensation program.

➢	How Pay Was Tied to the Company’s Performance in Fiscal Year 2018

Our fiscal year 2018 results and compensation decisions illustrate that our pay-for-performance philosophy works as intended, with incentive-based cash bonuses and equity awards being driven by performance. As discussed below, payments of cash incentive awards are tied to our non-GAAP EPS, and we have, since 2017, granted performance-based equity grants in addition to strictly time-based equity grants for our senior corporate executives. The incentive payout for each of our NEOs was at target for our annual cash bonuses and below target for our sales-based performance equity awards due to the Company’s non-GAAP EPS being higher and organic net sales being slightly lower for fiscal year 2018 compared to the targets established at the beginning of the fiscal year.

➢	Compensation Philosophy and Objectives

The approach to our compensation is designed to accomplish the following objectives:

●	Pay-for-Performance. To reward performance that drives the achievement of the Company’s short- and long-term goals and, ultimately, stockholder value.

●
Align Management and Stockholder Interests. To align the interests of our executive officers with our stockholders by using long-term, equity-based incentives, maintaining stock ownership and retention guidelines that encourage a culture of ownership, and rewarding executive officers for sustained and superior Company performance as measured by operating results and relative total stockholder return (TSR).

●	Attract, Retain, and Motivate Talented Executives. To compete and provide incentives for talented, high-performing executives.

●
Address Risk-Management Considerations. To motivate our executives to pursue objectives that create long-term stockholder value and discourage behavior that could lead to unnecessary or excessive risk-taking inconsistent with our strategic and financial objectives, by providing a certain amount of fixed pay and balancing our executives’ at-risk pay between short-term (one-year) and long-term (three-year) performance horizons, using a variety of financial and other performance metrics.

●
Support Financial Efficiency. To help ensure that payouts under our cash-based and equity-based incentive awards are appropriately supported by performance and to allow the Compensation Committee to design these awards in a way that is intended to maximize tax deductions by the Company under Section 162(m) (Section 162(m)) of the Internal Revenue Code of 1986, as amended (the Code), as appropriate and to the extent available.

What the Company’s Compensation Program is Designed to Reward
The Company’s business plan emphasizes growth through the expansion of existing operations (i.e., organic growth), the addition of new businesses and products through acquisitions, and product development. This strategy is advanced by identifying and acquiring businesses; effectively integrating acquired operations, personnel, products and technologies into the organization; retaining and motivating key personnel throughout the Company; attracting and retaining customers; and encouraging new product development. In addition, the Company relies on its executives to sustain and efficiently manage current businesses while adapting and growing its business segments in response to the ever-changing competitive landscape, and, in general, to maximize stockholder value. The compensation program is designed to reward the NEOs for successfully managing these tasks, increasing earnings of the Company, and creating stockholder value.

The abilities and performance of the Company’s executives are critical to the Company’s long-term success, and the objectives of the compensation program are designed to complement each other by balancing the Company’s interest in achieving both its short-term and long-term goals. Base salary and incentive-based cash bonuses are paid to reward performance and the achievement of short-term objectives and equity awards are used to align the executives’ interests with the long-term success of the Company and to attract and retain executives.

Responsibilities in Setting Executive Compensation

The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is made up entirely of independent directors as defined by our Governance Guidelines and NYSE listing standards. It regularly reviews the design and implementation of our executive compensation program and reports on its discussions and actions to the Board. In particular, the Compensation Committee (i) oversees our executive compensation program, (ii) approves the performance goals for our NEOs, evaluates results against those targets each year, and determines and approves the compensation of our CEO and our other NEOs, as well as any other executive officers of the Company and division and regional presidents, and (iii) makes recommendations to the Board with respect to the structure of overall incentive and equity-based plans. The Compensation Committee makes its determinations regarding executive compensation after consulting with the Chairman, the Vice Chairman, the CEO and the Compensation Committee’s independent compensation consultant (as further described below). Its decisions are based on a variety of factors, including the Company’s performance, individual executives’ performance, and input and recommendations from the Chairman and the CEO. Individual performance is evaluated primarily based on the consolidated performance of the Company, and, in the case of division and regional presidents, on the business or operations for which the executive is responsible, the individual’s skill set relative to industry peers, overall experience and time in the position, the critical nature of the individual’s role, difficulty of replacement, expected future contributions, readiness for promotion to a higher level, and role relative to that of other executive officers. NEOs do not have a role in the determination of their own compensation, but the Chairman of the Board and the CEO do discuss their compensation with the Compensation Committee. Following the Compensation Committee’s determination of the Chairman’s annual equity award and other compensation, the Board is requested to consider and ratify such compensation. The Compensation Committee currently consists of Mr. Batkin (Chairman) and Drs. Forese and Myers.

Role of Compensation Data and Independent Consulting Firm

The Compensation Committee retained FW Cook as an independent compensation consultant to provide advice with respect to executive compensation for fiscal year 2018. With respect to the compensation of our CEO and other senior executives in fiscal year 2018, FW Cook provided the Compensation Committee with a list of peer group companies to the Company that are public companies engaged in our industry, in related industries, or that possess size or other characteristics which are similar to ours, as well as compensation data of the peer group companies, and survey data and benchmarking information.

At the beginning of fiscal year 2018, the companies in the peer group consisted of: Analogic Corporation, CONMED Corporation, Globus Medical, Inc., Haemonetics Corporation, ICU Medical, Inc., Integer Holdings Corporation (f/k/a Greatbatch, Inc.), Integra LifeSciences Corporation, Masimo Corporation, Merit Medical Systems Inc., Natus Medical Inc., NuVasive, Inc., NxStage Medical, Inc. and Wright Medical Group, Inc. Subsequently, FW Cook and the Compensation Committee revisited the peer group, removing NxStage Medical, Inc. due to its relatively smaller size and then-pending acquisition by Fresenius Medical Care, and added Steris plc, DENTSPLY SIRONA, Inc. and Varian Medical Systems, Inc. based on their comparable revenues and market capitalizations.

The Compensation Committee used the peer group data principally to obtain a general understanding of median base salary, bonus and severance levels paid to chief executive officers in the healthcare industry and to determine where compensation levels of the Company’s CEO and other executives fell relative to median compensation levels of comparable industry executives. The data showed that the combined base salaries and short-term cash incentives were mixed relative to the medians in the comparative group, but that the CEO and CFO salaries, and the CFO cash incentive, were substantially below the medians. During the course of the year, the Compensation Committee utilized this and additional benchmarking data to assess salaries, incentives and benefits of the CEO and other executives. That survey led to revisions to the base salary for our CEO and adjustments to salary and cash bonuses for some of our executives as set forth below.

FW Cook’s primary responsibilities in fiscal year 2018 included identifying our peer group companies, benchmarking the compensation of our CEO and other executive officers, existing annual and long-term incentive plan designs, facilitating the compensation risk assessment and providing advice to the Compensation Committee on refinements and modifications to the plans in preparation for fiscal year 2018. FW Cook presented peer based data and market trends on the competitiveness of the Company’s executive compensation program, incentive plan design, risk and reward structure of executive compensation plans, and compensation benchmarking for the CEO and other executives. FW Cook also advised the Compensation Committee on executive perquisites and severance plans.

The Compensation Committee has assessed the independence of FW Cook pursuant to the NYSE listing standards and SEC rules and is not aware of any conflict of interest that would prevent FW Cook from providing independent advice to the Committee concerning executive compensation matters.

Elements of the Compensation Program; Why the Compensation Committee Chose Each Element and How Each Relates to the Company’s Objectives

The two principal elements comprising executive compensation are cash and equity awards. The cash element is divided into base salary and annual cash incentives. The equity element historically consisted of RSAs (subject to a risk of forfeiture) and, to a limited extent, stock options, under the Company’s 2006 Plan or 2016 Equity Plan. These elements complemented each other and gave the Compensation Committee flexibility to create compensation packages that provided short and long-term incentives in line with the Company’s approach to compensation. Such approach was designed to provide the executive sufficient cash to be competitive with other employment opportunities, while at the same time providing the executive with an incentive to build stockholder value by aligning the executive’s interests with those of our stockholders.

Prior to the fiscal year ended July 31, 2016 (fiscal year 2016), cash awards and equity awards were granted each October following the end of the fiscal year based on targets established at the beginning of the fiscal year (as described below). However, the Compensation Committee decided that commencing with fiscal year 2017, equity awards would be granted at the beginning of the fiscal year and would include (for the first time) performance-based equity grants, as described below, in addition to strictly time-based equity grants. Therefore, the equity grants made to executives at the beginning of fiscal year 2018 (in October 2017) were attributable to fiscal year 2018, and were in the form of time-based and performance-based RSUs.

Cash

Base salary is the primary fixed element of the Company’s compensation program and is used to attract and retain, as well as motivate and reward, executive officers. In determining the base salary of NEOs, the Compensation Committee considers the experience, skills, knowledge and responsibilities required of the executive officer in his or her role, specifically, the functional role of the position, the level of the individual’s responsibility and the ability to replace the individual.

Short-term incentive compensation is an opportunity for executives to receive cash bonuses based on the Company’s (or its divisions’) annual financial performance. The short-term incentive compensation is intended to reward performance for the most recently completed fiscal year when financial objectives are achieved and motivate and retain qualified individuals who have the opportunity to influence future results, advance business objectives, and enhance stockholder value. Likewise, this element of compensation is designed to provide a reduced award or no award when financial objectives are not achieved. Target amounts for the annual bonus opportunity are historically established within 75 days after the commencement of the fiscal year and are based on achievement of a financial metric, which in fiscal year 2018 was non-GAAP EPS. The exact annual metric and targets are determined and approved by the Compensation Committee each year. For fiscal year 2018, to ensure deductibility of executive compensation in excess of $1,000,000 under Section 162(m), the Compensation Committee approved a compensation program with established award targets and performance targets.

For fiscal year 2018, the Compensation Committee also established a target level, as a percentage of base salary, for each member of senior management (exclusive of Mr. C. Diker) for purposes of determining cash bonuses. Mr. C. Diker is excluded because the Compensation Committee determines his annual bonus on a discretionary basis. Achievement of the target levels was based on attainment of the Company’s fiscal year 2018 targeted diluted non-GAAP EPS and, in the case of division and regional Presidents, budgeted operating income for the applicable division, subject to achieving a minimum net income target. Additional factors included in the process of determining senior management target levels, as well as discretionary additional bonuses, were business performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, individual performance, comparison with compensation of our other senior managers and recommendations of the CEO. Following the passage of The Tax Cuts and Jobs Act of 2017 (Tax Reform) in December 2017, and after considering its impact on the Company and the resulting modification of the fiscal year 2018 budget, the Compensation Committee elected for fiscal year 2018 to adjust the non-GAAP EPS performance target for purposes of establishing the annual bonus payments. Therefore, while the non-GAAP EPS performance target established for the executive officers was exceeded by the Company, the bonus awards were negatively adjusted based on this revised target.

Equity

The primary purpose of equity grants is to contribute to the motivation of key employees in accomplishing the Company’s long-term strategic, operational and financial objectives as well as stockholder value goals. Equity awards (which may consist of RSAs, RSUs, stock options, stock appreciation rights or performance awards) are granted to NEOs under our 2016 Equity Plan in order to give them an ownership interest in the Company, thereby aligning their interests with those of the stockholders and providing a long-term incentive. RSAs and RSUs consist of awards of the Company’s common stock subject to specified vesting restrictions or conditions including, among other things, continued employment with the Company. Stock options and stock appreciation rights (rights to receive a payment equal to the increase in fair market value of the Company’s common stock since the grant date thereof) are equity awards whose value depends on an increase in the Company’s common stock price. For more than the past five years, the Compensation Committee has awarded only RSAs and RSUs and no stock options to management, other than Mr. C. Diker who, prior to fiscal year 2016, received stock options. Grants of RSAs and RSUs have intrinsic value regardless of price appreciation, and may create a stronger alignment of interests between management and other stockholders. In addition, the Compensation Committee believes that due to their intrinsic value, RSAs and RSUs may have a stronger retentive effect on management than stock options.

During fiscal year 2018 (in October 2017), RSUs were granted to senior management under the Company’s 2016 Equity Plan. Half of the awards were time-based and half were performance-based RSUs.

The Compensation Committee has typically imposed time-based vesting conditions on stock options and RSUs because it believes that time-based vesting encourages recipients of awards to remain employed by the Company and continue to provide services to us, and also encourages recipients to build stockholder value over a long period of time.

For fiscal year 2018, recipients of time-based and performance-based RSUs will accrue cash dividend equivalents equal in amount to the cash dividends that would have been paid to the recipient had he or she owned one share for each yet-unpaid RSU as of such payment date. However, recipients of RSUs will not be paid dividend equivalents unless and until their units vest. Until such time, dividend equivalents will accrue and be subject to the same vesting and forfeiture restrictions as the RSUs to which they are attributable.

Risk in Our Compensation Program

The Compensation Committee, in consultation with FW Cook, has considered the risks that may exist in the Company’s compensation plans and the factors that mitigate against the plans creating material risks to the Company and believes that risks arising from our compensation policies and practices for our employees are not likely to have a material adverse effect on the Company. The Compensation Committee further concluded that the mix and design of the short-term and long-term elements of executive compensation provides appropriate incentives to executives while mitigating excessive risk-taking.

The provisions within our overall executive compensation program that mitigate against risk-taking include:

•	An appropriate balance between annual cash compensation and equity compensation that is earned over a period of three years;
•	Caps on the payouts under incentive plans, which protect against executives taking short-term actions to maximize bonuses that are not supportive of long-term objectives;
•	Including a minimum gross margin requirement on long-term compensation awards having sales targets, thereby discouraging revenue generation at the expense of profitability;
•
Clawback provisions applicable to current and former executives that enable the recapture of previously paid compensation under certain circumstances, which serve as a deterrent to inappropriate risk-taking activities; and

•
Stock ownership guidelines that require executive officers to accumulate minimum levels of equity ownership in the Company, which align executives’ short- and long-term interests with those of the Company’s stockholders.

As further risk mitigating features, the Company maintains an insider trading policy, which prohibits executive officers and other insiders from selling Company shares short and carrying out hedging activities, and discourages pledging shares of Company stock for loans.

We believe the base salary levels of our executives mitigate excessive risk-taking behavior by providing reasonable predictability in the level of income earned by each executive and alleviating pressure on executives to focus exclusively on stock price performance to the detriment of other important business metrics. The performance measures used for both short-term and long-term incentives are intended to be challenging yet attainable, so that it is more likely than not that the executives will earn all or a substantial portion of their target bonus annually and long-term incentives over time. The Compensation Committee believes that extraordinary performance warrants a higher payout on both short-term and long-term performance-based awards but with a cap of 200% of targeted cash bonus or equity compensation, as the case may be, which further mitigates the likelihood that our executives will take excessive risks.

For fiscal year 2018, we used non-GAAP EPS as the relevant metric for short-term incentive compensation. Long-term incentives for fiscal year 2018 consisted of time-based RSUs vesting over 3 years, performance-related RSUs based on achieving a budgeted fiscal year 2018 sales target (with a minimum gross margin requirement and 3-year service-based vesting) and performance-related RSUs based on a 3-year relative TSR performance criterion. Therefore, executives always have a significant amount of value at stake through unvested awards that could decrease significantly in value if our business is not managed for the long term. The Compensation Committee further retains discretion to reduce or not pay awards under these plans due to a NEO’s misconduct or poor performance.

How the Compensation Committee Chose Amounts and Formulas for Each Element

Base Salary. Currently the Compensation Committee approves the base salaries of all NEOs; however, the base salary of Mr. Diker, who provides services to the Company on a part time basis, is also subject to approval by the Compensation Committee as well as the Board. Annual base salary increases for executives were made effective as of December 11, 2017 with additional increases occurring on a case-by-case base to recognize promotions, for market-based adjustments, and the like. The base salary history of NEOs during fiscal year 2018 are as follows:

NEO	Starting FY2018 Base Salary 8/1/17	Base Salary 12/11/17	Final Base Salary 7/31/18	% Increase
Mr. Diker	$382,454	$393,928	$393,928	3%
Mr. Hansen	$700,000	$721,000	$825,000	18%
Mr. Clifford	$390,967	$402,695	$475,000	21%
Mr. Nodiff	$392,533	$404,309	$404,309	3%
Mr. Yellin	$361,767	$372,620	$372,620	3%

All of the base salaries of NEOs were increased by 3% except for the salaries of Messrs. Hansen and Clifford. Mr. Hansen’s compensation for fiscal year 2018 was originally negotiated and established in 2016 in connection with his promotion to CEO. Such compensation included a base salary increase to $700,000 commencing August 1, 2017. In March and June of 2018, based on peer group compensation data presented by FW Cook indicating that Messrs. Hansen and Clifford’s compensation was substantially below the market median, and in view of their strong performance, the Compensation Committee approved changes to compensation for Messrs. Hansen and Clifford, respectively. Mr. Hansen’s base salary was raised to $825,000, effective April 1, 2018. Mr. Clifford’s base salary was raised to $475,000, effective July 1, 2018.

Cash Bonuses. During the first quarter of fiscal year 2018, the Compensation Committee chose non-GAAP diluted EPS as the performance metric for the target bonus payable to NEOs for such fiscal year, to maintain a focus on increasing stockholder value and driving superior financial performance. The Compensation Committee believes diluted EPS is a key metric in measuring the Company’s success and provides certainty and comparability since it is calculated in accordance with GAAP and audited each year. However, it also recognizes that non-GAAP diluted EPS (as derived from GAAP diluted EPS but calculated by the Company) is a meaningful metric in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. We define non-GAAP diluted EPS as diluted EPS adjusted to exclude amortization of purchased intangible assets, acquisition related items, business optimization and restructuring charges, certain significant and discrete tax matters, and other significant items management deems irregular or non-operating in nature. For purposes of determining fiscal year 2018 cash incentive awards, we calculated non-GAAP EPS by adjusting diluted GAAP EPS to exclude items such as (i) amortization of purchased intangible assets, (ii) acquisition-related items, (iii) business optimization and restructuring-related charges, and (iv) certain significant and discrete tax matters. Specifically, at the beginning of fiscal year 2018, the Compensation Committee established a non-GAAP diluted EPS performance target for fiscal year 2018 of $2.33. This represented a $0.25 increase (12%) over our non-GAAP diluted EPS of $2.08 for fiscal year 2017.

Regardless of the non-GAAP diluted EPS achieved, bonus payouts for fiscal year 2018 were subject to the Company achieving a net income target of $98,000,000, which target was met. If this target had not been achieved, no bonuses would have been payable.

For fiscal year 2018 the target incentive awards, established as a percentage of base salary of the NEO at the time of the award (and as a fixed dollar amount in the case of Mr. Diker), were set by the Compensation Committee as set forth below. In conjunction with the executive compensation peer group review conducted by FW Cook in June 2018, the Compensation Committee increased Mr. Clifford’s original target incentive award set in the first quarter of 2018 at 55% to 70%, to be effective for all of fiscal year 2018.

NEO	Target Incentive Award
Mr. Diker	$150,000
Mr. Hansen	100%
Mr. Clifford	70%
Mr. Nodiff	55%
Mr. Yellin	55%

In fiscal year 2018, the Company’s actual diluted non-GAAP EPS of $2.51 exceeded by $0.18 the performance target of $2.33. However, the Compensation Committee negatively adjusted the actual bonus awards based on the favorable impacts of Tax Reform to the Company. Therefore, as described below, each NEO (other than Mr. Diker) received an amount equal to 100% of the target incentive award rather than the otherwise higher percentages that would have been awarded. The amount of Mr. Diker’s award was determined at the discretion of the Compensation Committee, based on the Company’s actual diluted non-GAAP EPS, performance against target, sales and earnings growth, acquisition closings and other factors deemed relevant by the Compensation Committee.

Bonus payouts were based on the Company’s achievement of Non-GAAP EPS as follows:

Non-GAAP EPS Achieved	% of Bonus Target to be Awarded
< $2.23 (Threshold)	0% of Bonus Target
≥ $2.23 & < $2.33	50% to 99% of Bonus Target, ratably
= $2.33 (Target)	100% of Bonus Target
> $2.33 & < $2.53	100% to 199% of Bonus Target, ratably
≥ $2.53 (Maximum)	200% of Bonus Target

All bonuses are subject to final approval by the Compensation Committee, and may be adjusted from the table amounts in the discretion of the Compensation Committee so long as the final payout does not exceed the maximum opportunity made available by the achievement of the net income target.

Based on the above scale and considerations, the funding for NEOs and other executives was equal to 100% of the target incentive award. In the cases of Messrs. Hansen and Clifford, in recognition of the peer data from FW Cook indicating that their compensation was substantially below market median and their strong performance, the Compensation Committee determined to utilize their final base salaries for fiscal year 2018 as the basis for the award, as well as in the case of Mr. Clifford, his revised target award percentage (70% versus 55%) discussed above. In both cases, the Compensation Committee applied the same formulaic approach as with the other executives. In addition, the Compensation Committee awarded an additional bonus of $17,429 to Mr. Yellin based on his exceptional personal contribution to the Company’s acquisition strategy and execution.

NEO	Target Bonus	Awarded Bonus per Plan	Additional Bonus	Total Bonus
Mr. Diker	NA	$150,000	$0	$150,000
Mr. Hansen	$721,000	$721,000	$104,000 (1)	$825,000
Mr. Clifford	$221,483	$221,483	$111,017 (2)	$332,500
Mr. Nodiff	$222,370	$222,370	$0	$222,370
Mr. Yellin	$204,941	$204,941	$17,429 (3)	$222,370

(1)	Mr. Hansen’s award was calculated to match the equivalent of the full target incentive award at his adjusted base salary ($825,000).
(2)	Mr. Clifford’s award was calculated to match the equivalent of the full target incentive award of his re-set target bonus (70%) of his adjusted base salary ($475,000).
(3)	Mr. Yellin’s award was increased in recognition of his exceptional personal contribution to the Company’s acquisition strategy and execution.

Equity Awards. For fiscal year 2018, the Compensation Committee continued its practice of granting long-term equity awards at the beginning of the fiscal year with 50% of such awards to key executives being performance-related. With the advice of FW Cook, the Compensation Committee agreed that for fiscal year 2018 executive compensation, 50% of the equity awards would consist of time-based RSUs vesting over 3 years, 25% of the equity awards would be performance-related RSUs based on achieving a budgeted fiscal year 2018 sales target (with a minimum gross margin requirement and 3-year service-based vesting) and 25% of the equity awards would be performance-related RSUs based on a 3-year relative TSR performance criterion. The inclusion of the performance-vesting RSUs into our long-term incentive program is designed to (i) continue the performance orientation of our program, (ii) avoid a focus on a singular measure of performance (i.e., non-GAAP EPS, which is used in determining annual bonus awards), and (iii) provide additional upside (or downside exposure) to executives in the event high levels of performance (or low levels of performance) are achieved (without increasing target levels of compensation).

Based on the foregoing, in October 2017, the Compensation Committee established the following payment percentages or amounts for the current NEOs and awarded the equity grants indicated for fiscal year 2018:

NEO	Target Incentive Award	Total Value of Award	Equity Value Time-based RSUs (50%)	Time-based RSUs	Equity Value Sales-based RSUs (25%)	Sales-based RSUs (# Shares)	Equity Value TSR-based RSUs (25%)	TSR-based RSUs (# Shares)
Charles Diker	NA	$246,651	$125,398	1,300	$58,551	607	$62,702	520
Jorgen Hansen	$1,500,000	$1,475,419	$750,459	7,780	$349,957	3,628	$375,004	3,110
Peter Clifford	100% of Base Salary	$385,434	$195,814	2,030	$91,348	947	$98,273	815
Eric Nodiff	100% of Base Salary	$386,399	$196,296	2,035	$91,830	952	$98,273	815
Seth Yellin	100% of Base Salary	$356,978	$181,345	1,880	$84,595	877	$91,038	755

The Compensation Committee established the target incentive awards for Mr. Hansen’s RSUs (inclusive of time-based awards and/or performance-based awards) at a fixed value of $1,500,000 with respect to fiscal year 2018 (issued in October 2017).

The fiscal year 2018 sales-based RSUs were subject to adjustment based on the achievement of a sales target of $873 million for fiscal year 2018 and achievement of a minimum gross margin requirement of 47.5% as follows:

Level of Achievement of Company’s Sales Target for Company’s Fiscal Year Ended July 31, 2018	Percentage of Shares Eligible for Vesting
Less than 95% of Sales Target or failure to achieve minimum gross margin requirement	0 Shares
At least 95%, but less than 100%, of Sales Target	Between 50% and 99%, ratably, of Shares
100% of Sales Target	100% of Shares
More than 100%, but less than 105%, of Sales Target	Between 100% and 199%, ratably, of Shares
105% or more of Sales Target	200% of Shares

Our actual sales in fiscal year 2018 were $871.9 million, which resulted in a downward performance adjustment of RSUs to NEOs as follows:

Name	Sales-Based RSUs (Issued 10/10/17)	Performance Adjustment (10/10/17)	Total Sales-Based RSUs
Jorgen Hansen	3,890	(262)	3,628
Peter Clifford	1,015	(68)	947
Eric Nodiff	1,020	(68)	952
Seth Yellin	940	(63)	877

Post-Retirement and Other Benefits

Each of the NEOs other than Mr. Diker is party to a severance agreement with the Company that contains certain post-termination benefits.

The Compensation Committee believes that post-termination benefits are an important aspect of an executive compensation program because they allow the Company to better recruit and retain executive officers by offering competitive compensation packages. Such benefits also allow the executive officers to focus on performance of their duties and eliminate distractions related to job security concerns. The severance agreements also provide benefits in the event of a change in control of the Company to further align the interests of the executive with those of the stockholders. These arrangements are primarily intended to maintain the executive’s motivation to consummate the sale of the Company in circumstances where such event will maximize stockholder value, notwithstanding that such transaction may result in the executive’s loss of continued employment with the Company. We believe a “double trigger” requiring actual termination following a change of control rather than simply awarding amounts in the event of a change of control best aligns the NEOs’ interests by encouraging them to continue to perform their duties adequately rather than simply receiving an award for completing a transaction. Upon a change in control of the Company, although an executive may be subject to certain excise taxes pursuant to Section 280G of the Code, we have not agreed to reimburse any executive for any such taxes.

We believe that these severance benefits are reasonable and appropriate for our NEOs in light of the anticipated time it takes high-level executives to secure new positions with responsibilities and compensation that are commensurate with their experience. We do not include “gross-up” provisions in the severance agreements. A more detailed description of our severance agreements may be found below under the heading “Post-Termination Benefits and Change in Control.”

Severance benefits also include the vesting of 100% of the executives’ unvested stock options, unvested time-based RSUs and RSAs, and other similar rights in certain circumstances. We believe that the equity awards granted to our executive officers have been reasonable in amount and that, in the event of a change in control and certain other terminations, it is appropriate that our executive officers receive the full benefit under their equity compensation awards of the increase in Cantel’s value attributable to the performance of the current management team.

The severance agreements for Messrs. Hansen, Clifford, Nodiff and Yellin provide equal benefits for each individual, other than with respect to cash severance payable in the event of a termination in a non-change of control situation (i.e., a termination without cause). In such event, Mr. Hansen is entitled to two times the sum of his base salary and target bonus at the time of termination and Messrs. Clifford, Nodiff and Yellin are entitled to 12 months’ base salary. We believe that a higher severance formula for our CEO is justified and needed in order to attract the individual we believe is best suited for the office. Our CEO is the individual the public and our stockholders most closely identify as the face of the Company. He has the greatest individual impact on our success, and he faces the greatest personal risks when the company takes risks. Finally, we believe that any NEO (other than Mr. Diker) who has 15 years of employment with the Company should be entitled to additional compensation in the event of a termination of his employment in a non‑change in control situation in recognition of his long service to the Company. Therefore, upon executives (other than the CEO) reaching 15 years’ employment, the severance payment of 12 months’ base salary described above is increased to 18 months’ base salary.

In addition to the above benefits, we provide NEOs (other than Mr. Diker): (1) term life insurance equal to one years’ base salary, (2) a car allowance equal to $750 a month plus related expenses, (3) an executive physical, (4) a $7,000 allowance for disability insurance or long term care insurance and (5) a 401(k) plan match. Messrs. Hansen and Nodiff are also provided allowances for the use of outside car services, particularly for transportation to and from the Company’s New Jersey headquarters. We believe these perquisites and benefits are appropriate as part of a competitive benefits package. Mr. Diker is provided a 401(k) plan match and a fixed monthly amount for office expenses.

Say-on-Pay Vote Response

In evaluating our compensation process for fiscal year 2018, our Compensation Committee generally considered the results of the advisory vote of our stockholders on the compensation of the executive officers named in our last proxy statement related to our prior annual meeting of stockholders. Our Compensation Committee noted that approximately 98% of votes cast approved of the compensation of those executive officers as described in our last proxy statement. Our Compensation Committee considered these voting results as supportive of the Compensation Committee’s general executive compensation practices.

Tax Deductibility of Compensation

Section 162(m) of the Code previously generally disallowed a federal income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer (in our case, the CEO) and certain other executive officers, unless the compensation is paid pursuant to a plan that is performance related, non-discretionary and has been approved by stockholders.

Tax Reform modified the group of individuals to whom payment of compensation in excess of $1,000,000 is not deductible to include the principal executive officer, the principal financial officer and the three other most highly compensated executive officers, and provided that each person covered by Section 162(m) of the Code for a particular year after 2016 will remain subject to this limit in subsequent years, even if not included in that group for the year. It also eliminated the performance based exemption from Section 162(m) of the Code. As a result, it is expected that certain of our compensation arrangements will be non-deductible when the total compensation exceeds $1,000,000 except certain historical awards that meet the transition rules under Tax Reform.

There can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, with the goal of providing a compensation program that enhances stockholder value, the Compensation Committee reserves flexibility to approve compensation arrangements that are not fully tax deductible by the Company, such as certain of those bonuses noted above, which are not expected to meet the Section 162(m) requirements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” section of this Proxy Statement and discussed such section with certain members of management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section of this Proxy Statement be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended July 31, 2018.

Compensation Committee:

Alan R. Batkin (Chair)
Laura L. Forese
Ronnie Myers

EXECUTIVE COMPENSATION

Fiscal Year 2018 Summary Compensation Table

The following table sets forth compensation for our CEO, CFO and three other most highly compensated executive officers (our NEOs) during fiscal year 2018.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Charles M. Diker	2018	$393,928	—	—	$246,651	$150,000	$65,963	(2)	$856,542
Chairman of the Board	2017	$376,885	—	—	$250,091	$150,000	$45,981		$822,957
	2016	$365,908	—	$397,380	$0	$150,000	$44,136		$957,424
Jorgen B. Hansen	2018	$750,539	$104,000	—	$1,475,419	$721,000	$67,661	(3)	$3,118,619
President and Chief	2017	$600,000	—	—	$1,104,485	$1,120,000	$83,045		$2,907,530
Executive Officer	2016	$504,337	—	—	$504,610	$780,000	$33,058		$1,822,005
Peter G. Clifford	2018	$408,258	$111,017	—	$385,434	$221,483	$21,437	(4)	$1,147,629
Executive Vice President,	2017	$385,273	—	—	$419,676	$344,051	$21,444		$1,170,444
Chief Financial Officer	2016	$374,790	—	—	$370,120	$271,399	$23,611		$1,039,920
Eric W. Nodiff Executive	2018	$400,233	—	—	$386,399	$222,370	$42,721	(5)	$1,051,723
Vice President, General	2017	$386,817	—	—	$421,559	$345,429	$71,293		$1,225,098
Counsel, and Secretary	2016	$375,550	—	—	$370,120	$272,486	$32,134		$1,050,290
Seth M. Yellin Executive	2018	$368,863	$17,429	—	$356,978	$204,941	$18,078	(6)	$966,289
Vice President Corporate Strategy and Development	2017	$356,499	—	—	$388,282	$318,355	$20,351		$1,083,487

(1)
Represents the aggregate grant date fair value (pre-tax) computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718. For a discussion of valuation assumptions, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2018.

(2)	This amount includes the following amounts paid or accrued by us for the benefit of Mr. Diker: (i) $60,000 in office expenses, and (ii) $5,963 in contributions under a 401(k) plan.
(3)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Hansen: (i) $39,683 in vehicle fringe benefits, (ii) $5,823 in contributions under a 401(k) plan, and (iii) $22,155 in a personal benefit attributed to certain meeting expenses and costs associated with his spouse’s attendance at that meeting.

(4)	This amount includes the following amounts paid or accrued by us for the benefit of Mr. Clifford: (i) $12,489 in vehicle fringe benefits, and (ii) $8,947 in contributions under a 401(k) plan.
(5)
This amount includes the following amounts paid or accrued by us for the benefit of Mr. Nodiff: (i) $31,056 in vehicle fringe benefits, (ii) $4,665 in contributions under a 401(k) plan, and (iii) $7,000 in term life and long-term care insurance premiums.

(6)	This amount includes the following amounts paid or accrued by us for the benefit of Mr. Yellin: (i) $12,489 in vehicle fringe benefits, and (ii) $5,589 in contributions under a 401(k) plan.

Grants of Plan-Based Awards Table

The following table sets forth certain additional information regarding grants of plan-based awards to our NEOs for fiscal year 2018:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Equity Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value (Pre-tax) of Stock and Option Awards
Name	Threshold	Target	Maximum
Charles M. Diker	NA(2)	NA(2)	NA(2)	10/10/17	2,427(3)	—	—	$225,007
Jorgen B. Hansen(4)	$360,500	$721,000	$1,442,000	10/10/17	14,518(3)	—	—	$1,346,427
Eric W. Nodiff	$111,185	$222,370	$444,740	10/10/17	3,802(3)	—	—	$352,576
Peter G. Clifford(5)	$110,742	$221,483	$442,966	10/10/17	3,792(3)	—	—	$351,649
Seth M. Yellin	$102,471	$204,941	$409,882	10/10/17	3,512(3)	—	—	$325,690

(1)	All non-equity incentive plans referenced in the table provide that no bonus is payable if the minimum level of performance required by the plan is not achieved by the NEO.
(2)
Although Mr. Diker does not participate in the Company’s primary non-equity incentive plan, the Compensation Committee made Mr. Diker eligible to receive a target bonus of $150,000 (with a “Threshold” payout of $75,000), which target bonus was awarded to Mr. Diker for fiscal year 2018.

(3)
Each RSU is subject to a risk of forfeiture which lapses as to one-third of the awards on each of the first three anniversaries of the grant date, except for TSR-based performance shares, which vest, if at all, wholly on the third anniversary of the grant.

(4)	Mr. Hansen’s raise to $825,000 annual salary was effective April 1, 2018.
(5)	Mr. Clifford’s raise to $475,000 annual salary was effective July 1, 2018.

Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards Table

Cash Bonus Awards

Our NEOs (other than Mr. Diker) are eligible to receive cash bonus awards based on the Company’s achievement of performance targets for each fiscal year ending July 31st (each year being referred to as a Plan Year). Mr. Diker receives a fixed cash bonus award approved at the discretion of the Compensation Committee.

The Compensation Committee establishes annual performance targets (the Performance Targets) at the beginning of each fiscal year. Awards are based on the Company’s achievement of the Performance Targets, which have historically been based on the attainment of specified levels of diluted EPS or non-GAAP EPS of the Company and, with respect to division and regional presidents, specified performance criteria of the division or region for or within which the participant is primarily employed. For fiscal year 2018, the Compensation Committee established a Performance Target of diluted non-GAAP EPS of $2.33, which was $0.25 (12%) higher than the Company’s fiscal year 2017 non-GAAP EPS of $2.08. In fiscal year 2018, the Company’s actual diluted non-GAAP EPS of $2.51 exceeded by $0.18 the performance target of $2.33. However, the Compensation Committee negatively adjusted the actual bonus awards based on the favorable impacts of Tax Reform to the Company. Therefore, each NEO (other than Mr. Diker) received an amount equal to 100% of the target incentive award rather than the otherwise higher percentages that would have been awarded.

For fiscal year 2018 the target incentive awards, established as a percentage of base salary of the NEO at the time of the award (and as a fixed dollar amount in the case of Mr. Diker), were set by the Compensation Committee as set forth below. In conjunction with the executive compensation peer group review conducted by FW Cook in June 2018, Mr. Clifford’s original target incentive award set in the first quarter of 2018 at 55% was raised to 70%, to be effective for all of fiscal year 2018.

NEO	Target Incentive Award
Mr. Diker	NA
Mr. Hansen	100%
Mr. Clifford	70%
Mr. Nodiff	55%
Mr. Yellin	55%

The target incentive award payable to each participant for 100% achievement of the Performance Target (the Bonus Target) is calculated by multiplying the participant’s anticipated base salary for the end of the relevant Plan Year by a designated percentage established by the Compensation Committee for such participant for such Plan Year (generally pro-rated if a NEO was employed for a partial year). If more or less than 100% of the Performance Target is achieved, the Compensation Committee has the discretion to adjust the Bonus Target, so long as the final payout does not exceed the maximum opportunity (200%) of the Bonus Target. The Compensation Committee will determine the degree to which any applicable Performance Target has been achieved and any incentive award paid. At the sole discretion of the Compensation Committee, a participant may not receive an award, or the amount of an award may be decreased, due to substantiated poor individual performance or misconduct and may be declared ineligible to receive all or part of an applicable target incentive award.

The actual cash bonus awards for our NEOs for fiscal year 2018 are shown in the tables and discussed in Compensation Discussion and Analysis above.

Long-Term Equity Awards

NEOs (other than Mr. Diker) are eligible to receive annual equity awards for each fiscal year. Mr. Diker receives equity awards at the discretion of the Compensation Committee. All equity awards subsequent to January 2016 were granted under the Company’s 2016 Equity Plan and no further options or awards will be granted under the 2006 Plan. The 2006 Plan and the 2016 Equity Plan, both of which were approved by the Company’s stockholders, are described below.

Commencing with fiscal year 2017, the Compensation Committee agreed that long-term equity awards would be granted at the beginning of the fiscal year with a portion of such awards performance-related, certain of which would be based on defined metrics for the current fiscal year. Thus, the equity grants to NEOs awarded in October 2017 are deemed to relate to fiscal year 2018. Further, whereas all equity grants to NEOs prior to October 2016 had time-based vesting, one-half of the equity awards granted to NEOs in October 2017 are time-based RSUs and one-half are performance (and time) based RSUs. The performance-based equity awards are tied to achievement of fiscal year 2018 budgeted sales (subject to a minimum gross margin requirement) and relative TSR performance. The actual awards for our NEOs granted in fiscal year 2018 are shown in the tables and discussed in Compensation Discussion and Analysis above.

2016 Equity Incentive Plan

The 2016 Equity Plan provides for the granting of stock options, stock appreciation rights (SARs), RSAs, RSUs, cash awards, and performance-based awards to our employees, independent contractors and consultants. It also provides the flexibility to grant equity-based awards to our non-employee Directors. The 2016 Equity Plan does not permit the granting of discounted options or discounted stock appreciation rights.

The selection of participants in the 2016 Equity Plan and the level of participation of each participant are subject to approval by the Compensation Committee (the Board will make these determinations as to non-employee directors). The Compensation Committee has the authority to interpret the 2016 Equity Plan, to establish and revise rules and regulations relating to the 2016 Equity Plan and to make any other determinations that it believes necessary or advisable for the administration of the 2016 Equity Plan. Subject to the limitations set forth in the 2016 Equity Plan, the Compensation Committee may delegate to our CEO or other executive officers such duties and powers as the Compensation Committee may deem advisable with respect to the designation of employees to be recipients of 2016 Equity Plan awards and the nature and size of such awards, except that no delegation may be made in the case of awards to executive officers or directors or awards intended to be qualified under Section 162(m).

The maximum number of shares with respect to which stock options and stock awards may be granted under the 2016 Equity Plan is 1,200,000 shares. Subject to adjustment by the Compensation Committee, the maximum number of shares with respect to which a participant may be granted in options or SARs under the 2016 Equity Plan in a calendar year is 150,000, the maximum number of shares with respect to which a participant may be granted awards intended to be “qualified performance-based compensation” under Section 162(m) is 150,000 and the maximum amount that may be paid a participant under awards intended to be “qualified performance-based compensation” under Section 162(m) and settled in cash or other property is $10,000,000. In multi-year performance periods, the number of shares of common stock granted or the amount of cash or other property deemed paid with respect to any one calendar year, is the total amount of the award divided by the number of calendar years in the performance period, which may be multiplied up to two times with respect to awards granted to a participant in the year his or her service commences with the Company. Subject to certain exceptions described in the 2016 Equity Plan, the maximum number of shares subject to awards to any non-employee director during any calendar year, together with any cash fees paid to such non-employee director, may not exceed $275,000.

Unless otherwise provided by the Compensation Committee, in the event of termination of a participant’s service as an employee, independent contractor, consultant, non-employee director or other non-employee relationship for any reason other than the participant’s death or disability, stock options and SARs (to the extent exercisable) will remain exercisable for a period of three months from the date of such termination or until the expiration of the stated term of such options or SARs, whichever period is shorter (except that in the case of termination of employment for cause, such options and SARs will immediately expire). Unless otherwise provided by the Compensation Committee, upon a participant’s death, options and SARs granted to such participant will remain exercisable (to the extent exercisable) for a period of one year from date of termination or until the expiration of the stated term of such options or SARs, whichever period is shorter.

In addition, this year the Board approved a non-material amendment to the 2016 Equity Plan to change the definition of Retirement therein. Under the terms of the amendment, a participant is qualified for “Retirement” provided that the individual is at least 60 years of age and has provided at least 5 years of employment or service to the Company. Prior to the amendment, to meet the definition of Retirement, a participant had to be at least 60 years of age and have served the Company for at least 15 years, or be at least 65 years of age and have served the Company for at least 10 years. The Board made this determination after consultation with FW Cook, who proposed the modification in order to bring the long-term incentive program within the range of market and industry standards. As before, upon Retirement, all options and SARs granted under the 2016 Equity Plan that are held by such participant will, upon such Retirement, become immediately exercisable in full and remain exercisable through the original term of the award, and the RSAs and RSUs will become vested and not be subject to forfeiture.

Subject to the terms of an award agreement and except as otherwise determined by the Compensation Committee at the time of the grant of an award or thereafter, upon termination of service as an employee (or other recipient) during the applicable employment period (or other applicable period) or upon failure to satisfy a performance goal, RSAs and RSUs that are at that time subject to restrictions will be forfeited. Subject to the terms of the 2016 Equity Plan, and except as provided in the previous sentence, RSAs and RSUs awarded to any participant under the 2016 Equity Plan will vest (i.e., the risk of forfeiture with respect to such shares will lapse) ratably on the first, second and third anniversaries of the date of grant, unless otherwise specified by the Compensation Committee, in its sole discretion, in the RSA or RSU agreement. Notwithstanding the foregoing, the Compensation Committee may in its discretion accelerate vesting of an RSA or RSU as to all or a portion of the shares underlying the award.

The 2016 Equity Plan does not permit the repricing of options or the exchange of underwater options for cash or other awards without stockholder approval.

Provisions have been included to meet the requirements for deductibility of executive compensation under Section 162(m) with respect to options and other awards by qualifying payments under the 2016 Equity Plan as performance-based compensation, some of which may remain deductible under transition relief available under Section 162(m), as amended by Tax Reform. (The performance-based compensation exception has generally been eliminated effective for taxable years beginning after December 31, 2017.) In addition, provisions have been included to comply with the requirements of Section 409A of the Code to the extent applicable to options and other awards granted under the 2016 Equity Plan.

2006 Equity Incentive Plan

The 2006 Plan, which was terminated (as to the ability to award new grants), provided for the granting of stock options, RSAs, stock appreciation rights (SARs) and performance awards to our employees, including our executive officers. Non-employee directors also participated in the 2006 Plan. No new grants will be made under the 2006 Plan.

Unless otherwise provided by the Compensation Committee, in the event of the termination of a participant’s service as an employee or non-employee director for any reason other than the participant’s Retirement (as defined in the 2006 Plan), death or disability, stock options and SARs (to the extent exercisable) will remain exercisable for a period of 90 days from such date or until the expiration of the stated term of such stock options or SARs, whichever period is shorter (except that in the case of a termination of employment for cause, such stock options and SARs will immediately expire). Unless otherwise provided by the Compensation Committee, upon the termination of a participant’s employment due to death or disability, stock options and SARs granted to such participant will remain exercisable (to the extent vested) for a period of one year from such date or until the expiration of the stated term of such stock options or SARs, whichever period is shorter. In addition, when an employee or non-employee director who has at least ten years of service with the Company and is at least 65 years of age (or at least 60 years of age with at least fifteen years of service) terminates his or her service as an employee or director (i.e., Retires), all stock options and SARs granted to such employee or director under the 2006 Plan will, upon such termination, become immediately exercisable in full and remain exercisable through the original term of the award.

The 2006 Plan provides that unvested stock options and SARs will immediately vest if the recipient’s employment or service with the Company is terminated as a result of the recipient’s death or Retirement, or is terminated without cause during the 12-month period following a change in control. The 2006 Plan similarly provides for the acceleration of vesting of the next tranche of stock options and SARs in the event of a termination of employment or service as a result of disability. The 2006 Plan also provides for the acceleration of vesting of a stock option or SAR if such accelerated vesting is provided under any benefit plan of the Company to which the recipient is subject. In addition, under the 2006 Plan, the Compensation Committee may in its discretion “cash out” any award, whether vested or unvested, upon a change in control by paying the recipient the amount by which the Change in Control Price (as defined in the 2006 Plan) exceeds the exercise or grant price per share under the stock option or SAR award multiplied by the number of shares granted under the stock option or SAR award. The 2006 Plan does not permit the repricing of options or the exchange of underwater options for cash or other awards without stockholder approval.

Except to the extent that the Compensation Committee specifies a longer vesting schedule in the award agreement, RSAs given to non-employee directors (and to employee directors in their capacities as directors) will vest on the first anniversary of the grant date. Except as otherwise provided in the award agreement, RSAs given to employees will vest ratably on the first, second and third anniversaries of the grant date. The 2006 Plan provides that if the recipient’s service with the Company as a director or employee terminates as a result of the recipient’s death, any RSA awarded under the 2006 Plan will automatically vest, and if such service terminates as a result of disability, the next tranche of shares will automatically vest. The 2006 Plan also provides for the acceleration of vesting of an RSA if such accelerated vesting is provided under any benefit plan of the Company to which the recipient is subject. In addition, the 2006 Plan gives the Compensation Committee the authority, in its discretion, to accelerate the vesting of any RSA and, in connection with a change in control, to “cash out” any unvested RSA.

Executive Stock Ownership Guidelines

To maintain alignment of the interests of the Company’s non-employee directors, Chairman of the Board, President and CEO, Executive Vice Presidents, COO, if any, CFO, Senior Vice Presidents and any other officer designated by the Board of Directors, which includes all of the NEOs, such individuals are expected to build and maintain a significant level of direct stock ownership. Ownership levels can be achieved over time in a variety of ways, such as by retaining stock received upon the vesting of stock awards or by purchasing stock in the open market. At a minimum, the applicable officers and directors are expected to establish and maintain direct ownership of Common Stock having a value, based on the average stock price over the ten trading day period prior to the measurement date as follows:

•	Chairman of the Board – three times annual base salary;
•	President and CEO – three times annual base salary;
•	COO (if any) – two times annual base salary;
•	All other executive officers who are Participants – one and a half times annual base salary; and
•	All non-employee directors – three times annual retainer.

Shares that count toward meeting the stock ownership guidelines include the following:

•	Shares owned by the individual or his or her immediate family members residing in the same household;
•	Shares held in trusts or other entities established for the benefit of the individual and/or his or her immediate family members;
•	Shares purchased on the open market;
•	Shares held in qualified plans (e.g., 401(k) plans);
•	Time-based RSAs and RSUs (whether vested or unvested) granted by the Company to, and held by, the individual;
•	Shares underlying vested (but not unvested) stock options granted by the Company to, and held by, the individual.

Performance-based RSAs and RSUs are not included in the count of shares unless and until the relevant performance criteria is determined.

As of the date of this proxy statement, all of our NEOs have met the expected ownership levels.

Securities Trading Policy; Prohibition on Short Sales and Hedging; Pledging

To ensure alignment of the interests of our stockholders and executive officers, including our NEOs, as well as compliance with applicable securities laws, the Company’s Securities Trading Policy prohibits directors, NEOs and other identified officers and employees from engaging in transactions involving the Company’s stock based on material non-public information or during established trading blackout periods (except for the exercise of options or for transactions in accordance with previously established trading plan that meets SEC requirements).

The policy also prohibits short sales of the Company’s stock and trading in options (puts and calls) or other hedging instruments related to the Company’s stock, and discourages using the Company’s stock as collateral (pledging) for loans or in margin accounts.

Clawback Policy

We have an Executive Compensation Clawback Policy under which a designated officer of the Company, which includes all NEOs, if found to have engaged in misconduct causing a restatement of financial statements, could have a portion of his or her cash and equity compensation (such as cash bonuses and performance-based equity awards) recovered by the Company to the extent of the benefit received by such officer based on the financial statements that were restated. You can access our Executive Compensation Clawback Policy by clicking on the “Corporate Governance” link in the “Investor Relations” section of our website at www.cantelmedical.com.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding unexercised options and unvested RSAs and RSUs held by each of our NEOs as of July 31, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Charles M. Diker	30,000	—	(2)	$31.81	10/09/18
	25,000	—	(3)	$36.70	10/09/19
	10,000	5,000	(4)	$55.36	10/11/20
						2,196	(5)	$203,591
						2,427	(6)	$225,007

Jorgen B. Hansen						3,101	(7)	$287,494
						9,219	(8)	$854,693
						14,518	(6)	$1,345,964

Peter G. Clifford						2,275	(7)	$210,915
						3,503	(8)	$324,763
						3,792	(6)	$351,556

Eric W. Nodiff						2,275	(7)	$210,915
						3,518	(8)	$326,154
						3,802	(6)	$352,483

Seth M. Yellin						1,496	(7)	$138,694
						3,241	(8)	$300,473
						410	(9)	$38,011
						3,512	(6)	$325,598

(1)	The market value of shares of stock that have not vested was determined using the closing market price per share of our common stock on July 31, 2018.
(2)
The option was granted on October 10, 2013 and has a five year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(3)
The option was granted on October 10, 2014 and has a five year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(4)
The option was granted on October 12, 2015 and has a five year term. The option vests and is exercisable as to one-third of the shares underlying the option on each of the first three anniversaries of the grant date.

(5)	The RSA was issued on October 18, 2016 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

(6)
The RSU was issued on October 10, 2017 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date, except for TSR-based performance shares, which vest, if at all, wholly on the third anniversary of the grant.

(7)	The RSA was issued on October 12, 2015 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.
(8)
The RSA was issued on October 10, 2016 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date, except for TSR-based performance shares, which vest, if at all, wholly on the third anniversary of the grant.

(9)	The RSA was issued on October 16, 2015 and is subject to a risk of forfeiture which lapses as to one-third of the shares on each of the first three anniversaries of such issuance date.

Option Exercises and Stock Vested Table

The following table provides information on stock option exercises and vesting of RSAs during fiscal year 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Charles M. Diker	52,500	$4,049,325	1,099	$104,867
Jorgen B. Hansen	—	—	10,569	$1,015,174
Peter G. Clifford	—	—	5,897	$599,654
Eric W. Nodiff	—	—	11,001	$1,188,689
Seth M. Yellin	—	—	5,285	$499,141

(1)
The “Value Realized on Exercise” is the difference between the market price of the underlying security at exercise and the exercise price of the option. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

(2)
The “Value Realized on Vesting” is based on the fair market value of the underlying security on the vesting date. The value realized is for informational purposes only and does not purport to represent that such individual actually sold the underlying shares, or that the underlying shares were sold on the date of exercise. Furthermore, such value realized does not take into consideration individual income tax consequences.

Post-Termination Benefits and Change in Control

Severance Agreements with NEOs

The severance agreements with Messrs. Hansen, Clifford, Nodiff and Yellin expire on July 31, 2019 but automatically renew on July 31 of each year for another year unless either the Company or the NEO has provided at least 6 months’ notice prior to such date that the term will not be extended. However, if a Change in Control (as defined in the severance agreements to generally include a person or group acquiring more than 50% of our stock, a majority of our Board being replaced during any 12-month period if not endorsed by our current Board, a merger or consolidation unless the Company’s stockholders hold at least 80% of the voting stock of the surviving entity, a sale of all or substantially all of the Company’s assets, or the approval of a plan of complete liquidation by the Company’s stockholders) occurs, the term will not end before the second anniversary of the Change in Control.

Under the severance agreements, upon termination of employment for any reason, the NEO will be entitled to his (a) earned but unpaid base salary through the termination date, (b) accrued and unused paid time off through the termination date, and (c) reimbursement of expenses. Subject to certain conditions (such as signing a release), if a NEO is terminated (1) by the Company for any reason other than for Cause, Unacceptable Performance, Disability or death or (2) by the NEO for Adequate Reason (each such capitalized term as defined in the severance agreements), then the NEO will be entitled to certain benefits, unless termination occurs during a Change in Control Coverage Period (as defined in the severance agreements generally to be the period commencing 6 months prior to a Change in Control and ending 2 years following a Change in Control). Specifically, the NEO would be entitled to (1) in the case of the CEO only, two times base salary plus target bonus, paid in a lump sum, (2) in the case of the COO, 18 months’ base salary paid in a lump sum, (3) in the case of NEOs other than the CEO and COO, one year’s base salary (18 months in the case of any NEO who has completed at least 15 years of employment with the Company) paid in a lump sum, (4) if the termination occurs subsequent to a fiscal year end in which the NEO did not yet receive his earned bonus, then the NEO will be entitled to the bonus he would have been entitled to receive for such fiscal year under his applicable bonus plan if his employment had continued through the bonus payment date, (5) for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro-rated bonus (based on number of full or partial months the NEO worked in the partial fiscal year) to the extent he would have been entitled to receive the bonus for such fiscal year under his applicable bonus plan if his employment had continued through the next bonus payment date, (6) all unvested stock options and unvested stock held by the NEO will automatically fully vest, (7) 12 months (18 months in the case of the CEO and COO, and any NEO who has completed at least 15 years of employment with the Company) of COBRA benefit premiums and (8) 12 months of outplacement services, up to $20,000.

Subject to certain conditions (such as signing a release), under their severance agreements, if the employment of Messrs. Hansen, Clifford, Nodiff or Yellin is terminated during a Change in Control Coverage Period, the NEO will be entitled to certain compensation if (A) the Company terminates the NEO’s employment (other than a termination for Cause or death), or (B) the NEO voluntarily terminates his employment for Adequate Reason or Good Reason (as defined in the severance agreements to generally include certain reductions in the authority, duties or responsibilities, certain reductions in compensation, certain reductions in the authority, duties or responsibilities of a supervisor of the NEO, certain reductions in the budget overseen by the NEO and certain changes in location). Specifically, the NEO would be entitled to (1) two times the sum of (i) the NEO’s base salary and (ii) the greater of (A) a percentage of the NEO’s base salary (which may range from 55% to 100%) or (B) the average of the NEO’s prior two years’ bonuses, (2) for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro-rated bonus equal to the product of the (i) greater of (A) a percentage of the NEO’s base salary (which may range from 55% to 100%) or (B) the average of the NEO’s prior two years’ bonuses, and (ii) a fraction, (x) the numerator of which is the number of full or partial months the NEO worked in the partial fiscal year, and (y) the denominator of which is 12; provided, however, that if the termination occurs subsequent to the end of the preceding fiscal year as to which the NEO did not yet receive the bonus he would have received if his employment had continued through the bonus payment date, the numerator will be the number of full or partial months the NEO worked since the beginning of the preceding fiscal year to the termination date, (3) 24 months of COBRA benefits, (4) term life insurance policy for 24 months, and (5) 12 months of outplacement services, up to $20,000.

In the case of a termination of employment of Messrs. Hansen, Clifford, Nodiff or Yellin due to Disability (at any time during the term of the severance agreement other than during a Change in Control Coverage Period) or death, the Company will continue to pay the NEO’s base salary for a 3-month period. In addition, for the partial fiscal year in which the termination occurs, the NEO will be entitled to a pro-rated bonus (based on the number of full or partial months the NEO worked in the partial fiscal year) to the extent such bonus would have been earned under his applicable bonus plan if his employment had continued through the next bonus payment date.

If Messrs. Hansen, Clifford, Nodiff or Yellin intentionally and materially breaches any provision of the separate non-compete agreement he entered into in conjunction with the severance agreements, and fails to cure such breach (if curable) within 30 days, the severance agreements require such NEO to promptly repay to us any and all severance amounts previously paid to him under the severance agreement.

Under the severance agreements, in the event (A) the Company terminates the employment of Messrs. Hansen, Clifford, Nodiff or Yellin for any reason other than for Cause, Unacceptable Performance, Disability, or death, or (B) during a Change in Control Coverage Period, the Company terminates the NEO’s employment for any reason other than for Cause or death, or (C) the NEO terminates his employment for Adequate Reason or Good Reason or (D) the NEO’s employment terminates due to death, all unvested stock options and RSAs and RSUs then held by the NEO will automatically vest upon the termination of such NEO’s employment. In the event of a termination of the NEO’s Employment due to Retirement (as defined in the severance agreements), all unvested stock options then held by the NEO will automatically vest upon the termination of such NEO’s employment. In the event of a termination of the NEO’s Employment due to Disability, any stock option or RSA that would have vested within the 12 month period following the termination date but for the NEO’s termination of employment will automatically vest as of the termination date. In addition, the Company may, in its discretion, accelerate the vesting of any stock option or RSA held by a NEO in the event the NEO’s employment terminates for any reason.

Post-termination benefits – Charles M. Diker

Mr. Diker is not entitled to any post-termination benefits other than benefits applicable to all employees of the Company. Such benefits include the immediate vesting of stock options and SARs upon retirement if the employee or non-employee director has at least 5 years of service with the Company and is at least 60 years of age.

Post-Termination Benefits and Change in Control Table

The table below sets forth our reasonable estimate of the potential payments to each of our NEOs, in each case, assuming a termination date of July 31, 2018 if such NEO (1) was terminated due to Disability, (2) died, (3) Retired, (4) was terminated in connection with a Change in Control of the Company by us (other than for Cause or death) or by the NEO for Adequate Reason or Good Reason (Change in Control Termination), or (5) was terminated by us for any reason other than for Cause, Unacceptable Performance, Disability, or death or by the NEO for Adequate Reason (Non-Change in Control Termination).

	Disability(1)		Death		Retirement	Change in Control			Termination without Cause
Name	Salary	Acceleration of Option / Stock Awards(2)	Salary	Acceleration of Option / Stock Awards(3)	Acceleration of Options and Other Compensation(4)	Salary & Bonus	Continued Healthcare Benefits and Other	Acceleration of Option / Stock Awards(3)	Salary & Bonus	Continued Healthcare Benefits and Other	Acceleration of Option / Stock Awards(3)
Charles M. Diker	NA	$615,348	NA	$615,348	$615,348	NA	NA	NA	NA	NA	NA
Jorgen B. Hansen	$206,250	$2,488,615	$206,250	$2,488,615	NA	$3,595,000	$64,375	$2,488,615	$1,650,000	$52,157	$2,488,615
Peter G. Clifford	$118,750	$887,327	$118,750	$887,327	NA	$1,626,551	$58,929	$887,327	$475,000	$38,714	$887,327
Eric W. Nodiff	$101,077	$889,645	$101,077	$889,645	$889,645	$1,376,417	$49,904	$889,645	$404,309	$34,202	$889,645
Seth M. Yellin	$93,155	$802,869	$93,155	$802,869	NA	$1,285,965	$64,375	$802,869	$372,620	$41,438	$802,869

(1)	Potential payments if a NEO is terminated for Disability in connection with a Change in Control of the Company are set forth under the heading “Change in Control Termination.”
(2)
Represents the intrinsic value of unvested stock options, RSAs and RSUs that would have vested within the 12 month period following the termination date that will automatically vest as of the termination date.

(3)	Represents the intrinsic value of unvested stock options, RSAs and RSUs as of July 31, 2018.
(4)	Represents the intrinsic value of unvested stock options, RSAs and RSUs as of July 31, 2018.

Director Compensation

The table below summarizes the compensation paid by us to our directors for fiscal year 2018, other than Messrs. Hansen and Diker, whose compensation is included in the Summary Compensation Table above. Mr. Pronovost was appointed as a director during fiscal year 2018.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Compensation	Total
Alan R. Batkin(2)	$90,000	$65,034	—	$155,034
Ann E. Berman(2)(3)	$87,500	$65,034	—	$152,534
Mark N. Diker(2)	$50,000	$65,034	—	$115,034
Anthony B. Evnin(2)	$51,000	$65,034	—	$116,034
Laura L. Forese(2)	$58,500	$65,034	—	$123,534
George L. Fotiades(2)	$168,500	$115,193	—	$283,693
Ronnie Myers(2)	$58,500	$65,034	—	$123,534
Peter J. Provonost	$25,000	—	—	$25,000

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC 718. For a discussion of valuation assumptions, see Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended July 31, 2018.

(2)
The aggregate number of stock awards outstanding for each director at July 31, 2018 are as follows: Mr. Batkin – 712 stock awards; Ms. Berman – 712 stock awards; Mr. Mark Diker – 712 stock awards; Mr. Evnin – 712 stock awards, Dr. Forese – 712 stock awards; Mr. Fotiades – 1,232 stock awards, and Dr. Myers – 712 stock awards.

(3)	Included in “Fees Earned or Paid in Cash” is the annual Italy Supervisory Committee fee of $10,000.

The annual cash fee payable to our non-employee directors is $50,000 plus reimbursement for expenses. In addition, the Presiding Director is paid an annual fee of $7,500, and the Chair of each of the Audit Committee, the Compensation Committee, and the Nominating Committee are paid annual fees of $20,000, $17,500 and $10,000, respectively. Each member of the Audit Committee and Compensation Committee was paid $1,500 for each committee meeting attended and each member of the Nominating Committee was paid $1,000 for each committee meeting attended. In addition, Mr. Fotiades is paid an annual retainer of $100,000 to serve as Vice Chairman of the Board, in which role he serves as liaison between the Board and management. His services are provided solely as a member of the Board and for the benefit of the Board. In addition, in October 2017, Mr. Fotiades was granted 520 RSUs in consideration of the significant services provided by him as Vice Chairman. Such number of shares was determined by dividing $50,000 by $96.46, the closing price of our shares on the NYSE on October 9, 2017, the first business day immediately preceding the grant date, and rounding up to the nearest 5 shares.

Non-employee directors also receive under our 2016 Equity Plan an annual award of RSAs (prior to July 31, 2018) or RSUs on the last day of the fiscal year having a value on such grant date of $65,000, based on the closing price of our common stock on the NYSE on the first business day immediately preceding the grant date. Based on the closing price of our common stock on July 30, 2018, each non-employee director was granted 712 RSUs on July 31, 2018 except for Mr. Pronovost who became a director during fiscal year 2018. The shares are subject to forfeiture, vesting on the first anniversary of the grant date. Also, prior to September 2017, upon joining the Board each new non-employee member of the Board was granted an RSA having a value of $100,000 based on the closing price of our common stock on the NYSE on the first business day immediately preceding the grant date which will vest ratably over three years commencing on the first anniversary of the grant date. Commencing September 2017, the Company no longer makes this annual grant.

Mr. Diker, as our employee, was paid an annual base salary at the rate of $393,928 (effective as of December 11, 2017) for his services as Chairman of the Board.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median employee’s annual total compensation, the CEO’s annual total compensation, and the ratio between the two.

To determine our median employee, we used a focal-point date of May 1, 2018. This date is within three months from the fiscal year-end timeframe as permitted under the SEC rules and regulations. We received records from our payroll system to establish our employee population. The following employees acquired through acquisitions during fiscal year 2018 were excluded from this analysis: BHT Hygienetechnik Holding GmbH (48), ESCAD Medical GmbH (33), and Aexis Medical BVBA (57). This brought our employee population count to 2,450 employees, excluding the CEO. Our next step in the calculation was to convert all compensation to United States dollars (USD). We used the foreign exchange rates from www.x-rates.com as of May 1, 2018 in the calculation. Once converted to USD, we calculated the anticipated cash compensation for the year. This included current base salary and annual incentive plan at target rates. Two employees were identified as the median employee, and we excluded one of the two employees due to an abnormal amount of overtime from such employee that was not representative of the general population.

After identifying the median employee, we calculated annual total compensation for both the median employee and the CEO as reflected below (all values in USD and rounded to the nearest dollar):

Incumbent	Salary (Base & Overtime)	Bonus	Options	Stock	Non-equity incentive plan	All other[1]	Total
CEO	$750,539	$104,000	$0	$1,475,419	$721,000	$67,661	$3,118,619
Median Employee	$62,081	$1,797	$0	$0	$0	$1,805	$65,683

1.
The CEO’s “All other” consists of $22,155 in a personal benefit attributed to certain meeting expenses and costs associated with his spouse’s attendance at that meeting, $39,683 for vehicle fringe benefits, and $5,823 in contributions under a 401(k) plan. The median employee’s “All other” consists of $54 for a gift card and $1,751 in contributions under a 401(k) plan.

The CEO total compensation was $3,118,619 and the median employee identified was $65,683. The resulting ratio of the total compensation for CEO to the median employee identified is 47:1.

Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

The Audit Committee is providing this report to enable stockholders to understand how it monitors and oversees our financial reporting process. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate.

This report confirms that the Audit Committee has (1) reviewed and discussed the audited financial statements for the year ended July 31, 2018, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management and Cantel’s independent registered public accounting firm; (2) discussed with our independent registered public accounting firm the matters required to be reviewed pursuant to the Public Company Accounting Oversight Board Auditing Standard No. 1301; (3) received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm communications with the Audit Committee concerning independence; and (4) discussed with our independent registered public accounting firm their independence. The Audit Committee has considered the compatibility of the independent registered public accounting firm’s provision of non-audit services with maintaining the firm’s independence and found the provision of such services to be compatible with the firm’s independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended July 31, 2018 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee:

Ann E. Berman (Chair)
Alan R. Batkin
George L. Fotiades

 PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(SAY-ON-PAY VOTE)
As required by Section 14A of the Exchange Act, we are providing our stockholders with a vote on a non-binding, advisory basis on the compensation of our NEOs, as such compensation is disclosed under Item 402 under the SEC’s Regulation S-K in the Compensation Discussion and Analysis section of this Proxy Statement, the accompanying tabular disclosure regarding such compensation and the related narrative disclosure. We urge our stockholders to review the Compensation Discussion and Analysis section of this Proxy Statement and the related executive compensation tables and narratives for more information about our NEOs’ compensation.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. Our performance-based bonus program rewards the Company’s executive officers for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of RSAs and RSUs, reward long-term performance and align the interests of management with those of our stockholders.

Among the various forms of performance-based compensation, we believe that equity awards, in particular, serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. Equity awards closely align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company’s stock price. In addition, equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives’ compensation at-risk if our objectives are not achieved.

The Board believes that the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in this Proxy Statement.”

Because the vote is advisory, it will not be binding on the Board. The vote on this proposal is not intended to address any specific element of compensation. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

The Board recommends that stockholders vote “FOR” Proposal 2 to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis, the compensation tables and narrative disclosures in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for approving the appointment, retention and compensation, as well as for the oversight, of our independent registered public accounting firm (including resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting) for purposes of preparing or issuing an audit report or related work. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent external audit firm and is directly involved in the selection of the lead engagement partner as part of the mandated lead engagement partner rotation.

On May 31, 2017, the Audit Committee approved the dismissal of Ernst & Young LLP as our independent registered public accounting firm and the engagement of Deloitte & Touche LLP as our independent registered public accounting firm effective upon completion of Ernst & Young LLP’s audit of the Company’s financial statements for fiscal year 2017. In addition to retaining Deloitte & Touche LLP to audit our consolidated financial statements for fiscal year 2018, we retained Deloitte & Touche LLP to provide audit related services in fiscal year 2018. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

Auditor Fees

The following table presents fees billed for services rendered by Ernst & Young LLP for fiscal year 2017 and fees for services rendered by Deloitte & Touche LLP for fiscal year 2018.
	2018	2017
Audit Fees(1)	$1,758,000	$2,075,355
Audit Related Fees(2)(3)	25,000	22,000
Tax Fees	—	—
Other(3)(4)	2,025	1,995
Total	$1,785,025	$2,099,350

(1)
Audit fees for fiscal years 2018 and 2017 related to (i) the audits of the annual consolidated financial statements, (ii) reviews of the quarterly financial statements, and (iii) the audits of the effectiveness of our internal control over financial reporting.

(2)	Audit related fees for fiscal year 2018 and 2017 consisted of fees to assist us in the audit of a 401(k) savings and retirement plan.
(3)
The Audit Committee has determined that the provision of all non-audit services performed for us by Deloitte & Touche LLP’s and Ernst & Young LLP’s is compatible with maintaining each firm’s independence.

(4)	Other fees for fiscal years 2018 and 2017 were for access to Deloitte & Touche LLP’s and Ernst & Young LLP’s accounting research databases.

The Audit Committee has a written preapproval policy with respect to certain services to be provided by our independent registered public accounting firm. However, as a matter of practice, prior to engaging in any services outside of the normal audit services, we obtain the prior approval of the Audit Committee even if not technically required under the terms of the policy. In fiscal years 2018 and 2017, all of the audit fees, audit-related fees, and other fees were approved in accordance with the preapproval policy.

The audit report of Ernst & Young LLP on our consolidated financial statements as of and for the year ended July 31, 2017 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report of Ernst & Young LLP on the effectiveness of internal control over financial reporting as of July 31, 2017 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During fiscal year 2017, there were no (a) disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports; or (b) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Board recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

MISCELLANEOUS

Annual Report to Stockholders

Cantel’s 2018 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

Form 10-K

UPON THE WRITTEN REQUEST OF A RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE MEETING, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED JULY 31, 2018, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE. REQUESTS SHOULD BE MAILED TO MS. WENDY HAGEN, CANTEL MEDICAL CORP., 150 CLOVE ROAD, LITTLE FALLS, NJ 07424. OUR ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH OUR WEBSITE AT WWW.CANTELMEDICAL.COM.

Proposals of Stockholders; Stockholder Business

The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2019 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is July 18, 2019. Under our By-laws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders without inclusion in our proxy materials. These procedures provide that stockholders wishing to submit proposals or director nominations at the 2019 Annual Meeting of Stockholders that are not to be included in such proxy materials must do so by no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of this meeting (no earlier than September 20, 2019 and no later than October 18, 2019, as currently scheduled); provided, however, that in the event that the date of the 2019 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by us. Stockholders wishing to submit any such proposal are also advised to review Rule 14a-8 under the Exchange Act and our By-laws.

Your vote is important. We urge you to vote by mail, by telephone, or on the Internet without delay.

Eric W. Nodiff
Dated: November 15, 2018	Corporate Secretary

CANTEL MEDICAL CORP.
150 CLOVE ROAD, 9TH FLOOR
LITTLE FALLS, NJ 07424

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 Charles M. Diker	☐	☐	☐
02 Alan R. Batkin	☐	☐	☐
03 Ann E. Berman	☐	☐	☐
04 Mark N. Diker	☐	☐	☐
05 Anthony B. Evnin	☐	☐	☐
06 Laura L. Forese	☐	☐	☐
07 George L. Fotiades	☐	☐	☐
08 Jorgen B. Hansen	☐	☐	☐
09 Ronnie Myers	☐	☐	☐
10 Peter Pronovost	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Advisory vote to approve Named Executive Officer compensation.	☐	☐	☐
3. Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2019.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000390678_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com .

CANTEL MEDICAL CORP.
Annual Meeting of Stockholders
December 19, 2018 9:30 a.m.
This proxy is solicited by the Board of Directors

I appoint Charles M. Diker, Eric W. Nodiff and Jeff Mann, or any one of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of CANTEL MEDICAL CORP. that I am entitled to vote at the Annual Meeting of Stockholders to be held on December 19, 2018 at 9:30 a.m. at Loews Regency New York Hotel, 540 Park Avenue, New York, New York and any adjournment of the meeting on all matters coming before said meeting.

My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote "FOR" the election of all nominees listed under Item 1, and "FOR" Item 2 and Item 3. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise.

0000390678_2 R1.0.1.17

Continued and to be signed on reverse side